UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934 (AMENDMENT NO.          )

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[ ]	Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-2.

Dover Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than Registrant)

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Notice Of Annual Meeting Of Shareholders

March 18, 2008

Dear Dover Shareholder:

You are cordially invited to attend our Annual Meeting of Shareholders at Bertram Inn and Conference Center, 600 North Aurora Road, Aurora, Ohio 44202, on May 1, 2008, at 1:00 P.M., to be held for the following purposes:

1.	To elect twelve directors;

2.	To re-approve the Executive Officer Annual Incentive Plan and the performance goals set forth therein to satisfy certain Internal Revenue Code requirements;

3.	To act upon a shareholder proposal regarding a sustainability report;

4.	To act upon a shareholder proposal regarding a climate change report; and

5.	To transact such other business as may properly come before the meeting.

All holders of record at the close of business on March 3, 2008 are entitled to vote at the meeting or any adjournments thereof. We urge you to vote your shares as soon as possible. The enclosed proxy card contains instructions for voting your shares.

By authority of the board of directors,

Joseph W. Schmidt
Secretary

TABLE OF CONTENTS

GENERAL INFORMATION	1
ITEMS TO BE VOTED UPON	2
Proposal 1 — Election of Directors	2
Board of Directors and Committees	4
Corporate Governance	5
Qualifications and Nominations of Directors	7
Compensation Committee Procedures	8
Procedures for Approval of Related Person Transactions	8
Directors’ Compensation	9
Security Ownership of Certain Beneficial Owners and Management	10
Section 16 (a) Beneficial Ownership Reporting Compliance	12
Proposal 2 — Proposal to Re-Approve the Executive Officer Annual Incentive Plan and its Performance Goals	12
Proposal 3 — Shareholder Proposal for Sustainability Report	14
The Board’s Recommendation	15
Proposal 4 — Shareholder Proposal for Climate Change Report	17
The Board’s Recommendation	18
AUDIT COMMITTEE REPORT	19
RELATIONSHIP WITH INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	20
EXECUTIVE COMPENSATION	21
Compensation Discussion and Analysis	21
Compensation Committee Report	30
Summary Compensation Table	31
OTHER MATTERS	47
SHAREHOLDER PROPOSALS FOR 2009 ANNUAL MEETING	48
APPENDIX A — EXECUTIVE OFFICER ANNUAL INCENTIVE PLAN	A-1

DOVER CORPORATION
www.dovercorporation.com

PROXY STATEMENT

GENERAL INFORMATION ABOUT THE ANNUAL MEETING

This proxy statement is being sent by Dover Corporation, whose principal executive offices are at 280 Park Avenue, New York, NY 10017, to its shareholders in connection with the board of directors’ solicitation of proxies to be voted at the 2008 Annual Meeting of Shareholders (the “Meeting”).

As of the close of business on March 3, 2008, the record date for determining shareholders eligible to vote at the Meeting, the company had outstanding 191,722,192 shares of common stock. Each share of common stock is entitled to one vote on all matters.

Dover is mailing this Proxy Statement, a proxy card and Dover’s Annual Report (including its 2007 Annual Report on Form 10-K) to shareholders beginning on March 18, 2008. Exhibits to the company’s 2007 Annual Report on Form 10-K can be accessed on Dover’s website at www.dovercorporation.com. We will also furnish any exhibit to any shareholder upon written request and payment of a reasonable fee to cover the expense of providing the exhibit. Requests for exhibits should be directed to the Corporate Secretary at Dover Corporation, 280 Park Avenue, New York, New York 10017.

The shares covered by your proxy will be voted in accordance with your voting instructions. If you sign and return your proxy card but do not provide voting instructions, the shares covered by your proxy will be voted as follows:

•	for the election of the twelve nominees for director;

•	for re-approval of the Executive Officer Annual Incentive Plan (the “bonus incentive plan”) and its performance goals;

•	against the shareholder proposal for a sustainability report; and

•	against the shareholder proposal for a climate change report.

The proxy also grants discretionary authority to the persons named as proxies in connection with other matters that may properly come before the Meeting if and to the extent allowed by the rules under the Securities Exchange Act of 1934, as amended, and any other applicable rules and regulations.

We will pay the reasonable and actual costs of printing, mailing and soliciting proxies, but we will not pay a fee to any officer or employee of Dover or its subsidiaries as compensation for soliciting proxies. We have retained Morrow & Co. to solicit brokerage houses and other custodians, nominees or fiduciaries and to send proxies and proxy material to the beneficial owners of such shares, for a fee of $7,500 plus expenses.

For purposes of the Meeting, there will be a quorum if the holders of a majority of the outstanding shares of common stock are present in person or by proxy. Abstentions and broker non-votes will be included in determining whether a quorum exists. A majority of the votes cast at the Meeting is required to elect directors. This means that the number of votes cast “FOR” a director must exceed the number of votes cast “AGAINST” that director in order for that director to be elected. Abstentions and broker non-votes will not count as a vote cast with respect to that director and will have no effect on the outcome of the vote. Proposals 2, 3 and 4 and any other matter to properly come before the Meeting will require the affirmative vote of a majority of shares present in person or by proxy and entitled to vote at the Meeting. For Proposals 2, 3 and 4 and any other matter, abstentions and broker non-votes will have the same effect as a vote against the proposal. You may not cumulate your votes.

You may vote by telephone, on the internet or by mail. Votes submitted by any of those methods will be treated in the same manner. If you are a shareholder of record, you may vote your shares by signing and returning the enclosed proxy card, by telephone at 1-866-540-5760 or on the internet at http://www.proxyvoting.com/dov. If you hold your shares in “street name” through a broker or other nominee, you must follow the instructions provided by your broker or nominee to vote your shares. If you are a shareholder of record, whether you give your proxy by mail, by telephone or on the internet, you may revoke it at any time before it is exercised, by giving written notice to the Corporate Secretary of Dover at the address referred to above or by attending the Meeting and requesting in writing the cancellation of your proxy.

Important Notice Regarding Availability of Proxy Materials
for the 2008 Annual Meeting of Shareholders to be Held on May 1, 2008

This Proxy Statement and the Annual Report to Shareholders are available at http://bnymellon.mobular.net/bnymellon/dov.

ITEMS TO BE VOTED UPON

Proposal 1 — Election of Directors

The persons named as proxies will vote the shares covered by your proxy for the election of the twelve nominees listed below unless you direct otherwise in your proxy, in which case the shares will be voted as you direct. You may vote only for the nominees listed below. If any such nominee for election is not for any reason a candidate for election at the Meeting, an event which your company does not anticipate, the proxies will be voted for a substitute nominee or nominees as may be designated by your board of directors and for the others named below. Directors will be elected by a majority of the votes cast for and against them. All of the nominees for director for election at the Meeting currently serve on the board and are being proposed by the board. Each director elected at the Meeting will serve until the election and qualification of his or her successor.

		Year First
	Business Experience for Past Five Years,	Became
Name and Age	Positions with Dover, and other Directorships	Director

David H. Benson 70	Senior Advisor, Fleming Family & Partners (since September 2001; investment management company); Director of Murray International Investment Trust, F. F. and P. Alternative Strategies Income Fund and F.F. and P. Managed Portfolio Funds (investment management companies); formerly Vice Chairman of The Kleinwort Benson Group plc (financial services company), Chairman of The COIF Charities Fund (investment and cash management for charities), Director of BG Group plc (gas exploration and production) and The Rouse Company (real estate development).	1995
Robert W. Cremin 67	Chairman (since 2001), President (since 1997) and Chief Executive Officer (since 1999), Esterline Technologies Corporation (manufacturer of aerospace and defense products); Director of British-American Business Council of the Pacific Northwest; British Honorary Consul in Seattle.	2005

		Year First
	Business Experience for Past Five Years,	Became
Name and Age	Positions with Dover, and other Directorships	Director

Thomas J. Derosa 50	Vice Chairman and Chief Financial Officer (until November 2004) of The Rouse Company (real estate development); Global Co-Head, Health Care Investment Banking Group, Deutsche Bank AG (from 1999 to 2002); Managing Director, Alex. Brown & Sons, Bankers Trust (from 1997 to 1999); Director of Health Care REIT, Inc. (REIT with investments in health care facilities) (since 2004); Director of Value Retail PLC (luxury outlet shopping development) (since July 2005).	2007
Jean-Pierre M. Ergas 68	Chairman of the Board (since January 2000), Chief Executive Officer (2000-2007) and Director (since 1995), BWAY Corporation (steel and plastic container manufacturer); Director of Plastic Omnium (manufacturer of automotive components and plastic products).	1994
Peter T. Francis 55	Chairman of the Board of Directors (since 1993) and President and Chief Executive Officer (since 1994) of J. M. Huber Corporation (privately held diversified company focused on engineered materials, natural resources and technology-based services).	2007
Kristiane C. Graham 50	Private Investor.	1999
Ronald L. Hoffman 59	Chief Executive Officer (since January 2005), President (since July 2003) and Chief Operating Officer (from July 2003 to December 2004) of Dover; President and Chief Executive Officer of Dover Resources, Inc. (from January 2002 to July 2003); Executive Vice President of Dover Resources, Inc. (from May 2000 to January 2002).	2003
James L. Koley 77	Lead Director of Dover (since March 7, 2008); Director (until April 2006) and Chairman (until February 2002) of Art’s-Way Manufacturing Co., Inc. (agricultural manufacturer).	1989
Richard K. Lochridge 64	President, Lochridge & Company, Inc. (management consulting firm); Director of The Lowe’s Company, Inc. (home improvement retailer) and PETsMART (pet supplies retailer).	1999
Bernard G. Rethore 66	Chairman of the Board Emeritus, Flowserve Corporation (fluid transfer and control equipment and services); previously Chairman (from July 1997 to April 2000), Chief Executive Officer (from July 1997 to December 1999) and President (from October 1998 to July 1999), Flowserve Corporation; Director of Mueller Water Products, Inc. (fire hydrants, valves and ductile iron pipes), Belden, Inc. (specialty wires and cables) and Walter Industries, Inc. (homebuilding, financing, carbon and natural resources).	2001
Michael B. Stubbs 59	Private Investor; Director of Moore-Handley, Inc. (wholesale hardware distributor).	1999

		Year First
	Business Experience for Past Five Years,	Became
Name and Age	Positions with Dover, and other Directorships	Director

Mary A. Winston 46	President, Winsco Financial LLC (financial and strategic consulting firm); previously Executive Vice President and Chief Financial Officer (from February 2004 to January 2007), Scholastic Corporation (children’s publishing and media company); Vice President (first VP-Treasurer and then VP-Controller), Visteon Corporation (from January 2002 to February 2004; automotive parts supplier); Vice President (various finance positions), Pfizer, Inc. (from 1995 to 2002; manufacturer of pharmaceuticals).	2005

Thomas L. Reece, after more than 40 years of service to the company, the last three as non-executive Chairman, has decided that it is time for him to fully retire and will not stand for re-election. The board of directors has elected James L. Koley as Lead Director and it is anticipated that Mr. Koley will be elected Chairman of the Board at the board’s May 2008 meeting, when Mr. Reece’s term expires.

Board of Directors and Committees

The board of directors held four meetings during 2007. The board has three standing committees — the audit committee, the compensation committee and the governance and nominating committee. Each of these committees has a written charter which is available on the company’s website at http://www.dovercorporation.com. In 2007, each director attended at least 75% of the meetings of the board of directors and the standing committees of which he or she was a member.

Audit Committee.  The audit committee is currently composed of five directors. All of its members satisfy all the criteria for being “independent” members of the board and the audit committee established by the SEC and the New York Stock Exchange Listing Standards (“NYSE Listing Standards”) and also Dover’s standards for classification as an independent director (the “Dover Independence Standards”) which are available on the company’s website at http://www.dovercorporation.com. In addition, the board of directors has determined that all members of the audit committee qualify as “audit committee financial experts” as defined in SEC rules. The primary functions of the audit committee consist of:

•	selecting and engaging Dover’s independent auditors; overseeing the work of Dover’s independent auditors and its director of internal audit;

•	approving in advance all services to be provided by, and all fees to be paid to, Dover’s auditors, who report directly to the committee;

•	reviewing with management and the auditors the audit plan and results of the auditing engagement; and

•	reviewing with management and Dover’s auditors the quality and adequacy of Dover’s internal accounting controls.

The audit committee’s responsibilities, authority and resources are described in greater detail in its written charter. In 2007, the audit committee held eight meetings. The members of the audit committee are Michael B. Stubbs (Chair), Thomas J. Derosa, James L. Koley, Bernard G. Rethore and Mary A. Winston. The audit committee’s report begins on page 19.

Compensation Committee.  The compensation committee is composed of five directors. All of its members satisfy all the criteria for being “independent” members of the board established in the NYSE Listing Standards and the Dover Independence Standards. The compensation committee, together with the other independent directors, approves compensation for the chief executive officer. The compensation committee also:

•	approves compensation for executive officers who report directly to the CEO (together with the CEO, “senior executive officers”);

•	grants awards and approves payouts under Dover’s equity and cash performance incentive plans;

•	approves changes to the compensation plans; and

•	supervises the administration of the compensation plans.

The compensation committee’s responsibilities, authority and resources are described in greater detail in its written charter. In 2007, the compensation committee held three meetings. The members of the compensation committee are Richard K. Lochridge (Chair), Robert W. Cremin, Jean-Pierre M. Ergas, Peter T. Francis and Kristiane C. Graham. The compensation committee’s report appears on page 30.

Governance and Nominating Committee.  The governance and nominating committee is composed of four directors. All of its members satisfy all the criteria for being “independent” members of the board established in the NYSE Listing Standards and the Dover Independence Standards. The governance and nominating committee develops and recommends to the board corporate governance principles for Dover. In addition, the governance and nominating committee identifies and recommends to the board candidates for election as directors and any changes it believes desirable in the size and composition of the board. It also makes recommendations to the board concerning the structure and membership of the board’s committees. The governance and nominating committee’s responsibilities, authority and resources are described in greater detail in its written charter. The governance and nominating committee held four regular meetings and one special meeting in 2007. The members of the governance and nominating committee are James L. Koley (Chair), David H. Benson, Robert W. Cremin and Kristiane C. Graham.

Dover has adopted a new policy regarding director attendance at shareholder meetings. In the past, we did not require directors to attend the annual meeting of shareholders and directors generally have not, and in 2007 did not, attend the annual meeting. Beginning this year, it is expected that directors will attend the annual shareholders meeting.

Corporate Governance

Dover is committed to conducting its business in accordance with the highest level of ethical and corporate governance standards. The following describes some of the actions taken to help ensure that our conduct earns the respect and trust of shareholders, customers, business partners, employees and the communities in which we live and work.

Governance Guidelines and Codes.  Your board of directors has adopted written corporate governance guidelines that set forth the responsibilities of the board and the qualifications and independence of its members and the members of its standing committees. In addition, your board has adopted a code of business conduct and ethics setting forth standards applicable to all Dover companies and their employees, a code of ethics for the chief executive officer and senior financial officers, and charters for each of its standing committees. All of these documents (referred to collectively as governance materials) are available on the company’s website at http://www.dovercorporation.com and in print to any shareholder who requests them. Requests should be directed to the Corporate Secretary at Dover Corporation, 280 Park Avenue, New York, NY 10017. Each of the company’s segments and operating companies has a written code of conduct that meets or exceeds the standards of Dover’s code of business conduct and ethics.

Recent Governance Initiatives.  Your board periodically reviews and revises the governance materials and takes other actions to address changes in regulatory requirements, developments in governance best practices and matters raised by shareholders. The following are governance initiatives taken during the past eighteen months:

•	Majority Election of Directors. Your board amended Dover’s by-laws and corporate governance guidelines to change the voting standard in director elections from a plurality to a majority of the votes cast. Under the majority standard, a director must receive more votes in favor of his or her election than votes against his or her election. Abstentions and broker non-votes will not count as votes cast with respect to a director’s election. In contested director elections (where there are more nominees than available seats on the board), the plurality standard will continue to apply.

•	Resignation if not Re-elected. For an incumbent director to be nominated for re-election, he or she must submit an irrevocable, contingent resignation letter. The resignation will be contingent on the nominee not receiving a majority of the votes cast in an uncontested election and on the board’s acceptance of the resignation. If an incumbent director fails to receive a majority of the votes cast in an uncontested election, the governance and nominating committee will make a recommendation to the board concerning the resignation. The board will act on the resignation within ninety days following certification of the election results, taking into account the committee’s recommendation. It will publicly announce its decision and, if the resignation is rejected, the rationale for its decision.

•	Related Person Transactions. Your board adopted a written policy and procedures for handling any related person transactions. The governance and nominating committee is responsible for reviewing and approving, rejecting or ratifying any such transaction in accordance with the procedures described in greater detail on page 8.

•	Director Stock Ownership. Your board adopted a policy that directors are expected to hold at any time an amount of shares at least equal to the aggregate number of shares they received as the stock portion of their annual retainer during the past five years, net of an assumed 30% withholding tax.

•	Shareholder Rights Plan Expiration. Your board elected not to renew Dover’s shareholder rights plan upon its expiration in November 2006.

Director Independence.  The board has determined that at least two-thirds of its members and all of the members of its audit, compensation and governance and nominating committees shall be independent from management and shall meet all of the applicable criteria for independence established by the NYSE, the SEC and Dover. Currently, eleven of thirteen Dover directors meet all of these standards for independence. The board makes an annual determination of the independence of each nominee for director prior to his or her nomination for (re)election. No director may be deemed independent unless the board determines that he or she has no material relationship with Dover, directly or as an officer, shareholder or partner of an organization that has a material relationship with Dover.

The board has determined that each of the current members of the board, except for Thomas L. Reece, who was formerly a management representative, and Ronald L. Hoffman, who is the current management representative on the board, has no relationship with the company and meets the independence requirements in the NYSE Listing Standards and the independence requirements of the SEC. In addition, all members of the board, except for Messrs. Reece and Hoffman, meet the Dover Independence Standards, which are available on the company’s website. Mr. Reece is not standing for re-election.

Directors’ Meetings; Self-evaluations.  In accordance with the NYSE Listing Standards, in addition to full meetings, Dover’s non-management directors and its independent directors meet at regularly scheduled executive sessions without management representatives. Mr. Koley, as the chair of the governance and nominating committee, has presided and as Lead Director will preside at these sessions. The board and its committees conduct annual self-evaluations of their performance. Many non-management directors periodically attend the board and company presidents’ meetings of the segments. At least one non-management director serves as an advisory (non-voting) director of each of the four segments, and at least one non-management director usually attends the segments’ regular board and company presidents’ meetings.

Audit Committee Procedures; Disclosure Controls and Procedures Committee.  The audit committee holds regular quarterly meetings at which it meets with each of the auditors, the director of internal audit and management separately to assess the effectiveness of the independent audit process and management’s assessment of internal controls effectiveness. In addition, the audit committee as a whole reviews and meets to discuss the contents of each Form 10-Q and Form 10-K (including the financial statements) prior to its filing with the SEC. Management’s disclosure controls and procedures committee, which includes among its members the chief financial officer, the controller, the director of internal audit and the general counsel of Dover, as well as the chief financial officers of Dover’s segments, meets at least quarterly to review the company’s earnings release and its quarterly or annual report, as the case may be, for the prior quarter and Dover’s disclosure controls and procedures. The Chairman of the Audit Committee or his designee participates in these meetings.

Complaints “Hotline”; Communication with Directors.  In accordance with the Sarbanes-Oxley Act of 2002 (the “Sarbox Act”), the audit committee has established procedures for (i) the receipt, retention and treatment of complaints regarding accounting, internal accounting controls, or auditing matters (“accounting matters”), and (ii) the confidential, anonymous submission by employees of concerns regarding questionable accounting matters. Such complaints or concerns may be submitted to the company, care of the Corporate Secretary, or through the communications coordinator, an external service provider, by mail, fax, telephone or via the internet as published on the company’s website. The communications coordinator forwards such communications to the chair of the audit committee and, in most circumstances, to Dover’s General Counsel, in each case without disclosing the identity of the sender if anonymity is requested. Shareholders and other interested persons may also communicate with the board and the non-management directors in any of these same manners. Such communications are forwarded to the chair of the governance and nominating committee and Dover’s General Counsel.

Qualifications and Nominations of Directors

The governance and nominating committee considers and recommends to the board of directors nominees for election to, or for filling any vacancy on, the board in accordance with Dover’s by-laws and the committee’s charter. The committee annually reviews the requisite skills and characteristics of board members as well as the size, composition, functioning and needs of the board as a whole. To be considered for board membership, a nominee for director must be an individual who has the highest personal and professional integrity, who has demonstrated exceptional ability and judgment, and who will be most effective, in conjunction with the other nominees to the board, in collectively serving the long-term interests of our shareholders. The committee also considers members’ qualifications as independent (the board requires that at least two-thirds of its members be independent), the financial literacy of members of the audit committee, the qualification of audit committee members as “audit committee financial experts”, and the diversity, skills, background and experiences of board members in the context of the needs of the board.

The governance and nominating committee may also consider such other factors as it may deem to be in the best interests of the company and its shareholders. Your board believes it appropriate and important that at least one key member of the company’s management participate as a member of the board. In appropriate circumstances, this number may be increased to two.

Whenever the committee concludes, based on the reviews or considerations described above or due to a vacancy, that a new nominee to the board is required or advisable, it will consider recommendations from directors, management, shareholders and, if it deems appropriate, consultants retained for that purpose. In such circumstances, it will evaluate individuals recommended by shareholders in the same manner as nominees recommended from other sources. Shareholders who wish to recommend an individual for nomination should send that person’s name and supporting information to the committee, care of the Corporate Secretary or through Dover’s communications coordinator. Shareholders who wish to directly nominate an individual for election as a director, without going through the governance and nominating committee or using Dover’s proxy material, must comply with the procedures in Dover’s by-laws.

Compensation Committee Procedures

Under its charter, the compensation committee is required to meet at least annually. In practice, the compensation committee typically meets three or four times annually to review regulatory developments that may impact Dover’s compensation arrangements and employee benefit plans, to consider amendments to compensation and benefit plans and to perform various administrative tasks of the committee, including its annual self-evaluation.

The compensation committee annually reviews the performance of the company’s chief executive officer and recommends his compensation for review and revision or approval by Dover’s independent directors acting as a group. The compensation of the executive officers who report directly to the chief executive officer is recommended by the chief executive officer to the committee, which reviews and revises or approves the recommendations as the committee deems appropriate. In making its executive compensation decisions, the committee utilizes tally sheets prepared by its benefits consultant, detailing all compensation payable to each senior executive officer, including potential post-termination benefits.

The compensation committee has the authority and discretion to retain external compensation consultants as it deems appropriate. The compensation committee has retained Mercer to serve as its compensation consultant to provide information and analyses regarding executive compensation. The Mercer consultant who performs these services reports directly to the committee chair. The compensation committee generally does not ask its consultants to develop recommendations for the compensation of individual executive officers. Rather, the compensation committee looks to its consultant to periodically review and advise regarding the adequacy and appropriateness of the company’s overall executive compensation plans, programs and practices and, from time to time, to answer specific questions raised by the committee or management. Compensation decisions are made by, and are the responsibility of, the compensation committee and your board, and may reflect factors and considerations other than the information and recommendations provided by the committee’s consultants. The compensation committee’s compensation consultant performs substantially no other services for Dover.

Procedures for Approval of Related Person Transactions

The company generally does not engage in transactions in which its senior executive officers or directors, any of their immediate family members or any of its 5% shareholders have a material interest. Should a proposed transaction or series of similar transactions involve any such persons and an amount that exceeds $120,000, it would be subject to review and approval by the governance and nominating committee in accordance with a written policy and the following procedures adopted by the board:

•	Management is responsible for determining whether a proposed transaction requires review under the policy and, if so, will present such transaction to the governance and nominating committee;

•	The governance and nominating committee will review the relevant facts and circumstances of the transaction, including the amount involved; the related person involved and his or her relationship to the company and interest and role in the transaction; the benefits to the company of the transaction; whether the company has available to it alternative means or transactions to reap such benefits; the terms of the transaction, whether they are fair to the company and whether they are comparable to the terms that would exist in a similar transaction with an unaffiliated third party; and any other factors that the committee deems relevant;

•	If it is impractical or undesirable to defer consummation of a related person transaction until the committee meets to review and approve the transaction, the chair of the committee will decide whether to approve the transaction and will report the transaction to the committee at its next meeting;

•	No director may participate in the review of any transaction in which he or she is a related person;

•	If a proposed transaction involves the chief executive officer or enough members of the committee such that the committee cannot have a quorum to approve or reject the transaction, the disinterested members of the committee will review the transaction and make a recommendation to the board and the board will approve or reject the transaction.

The written policy and procedures adopted by the board for related person transactions is available with the governance materials on Dover’s website. There were no related party transactions in or since 2007.

Directors’ Compensation

Under Dover’s 1996 Non-Employee Directors’ Stock Compensation Plan (the directors’ plan), non-employee directors receive annual compensation in an amount the board sets from time to time. The directors’ annual compensation is payable partly in cash and partly in common stock in an allocation the board may adjust from time to time. The stock portion is paid as of November 15 of each year. If any director serves for less than a full calendar year, the compensation to be paid to that director for the year will be pro-rated as deemed appropriate by the compensation committee.

Annual compensation for 2007 under the directors’ plan was $140,000, payable 40% in cash and 60% in common stock, and was paid by $56,000 in cash and 1,798 shares of common stock. The number of shares granted to any director is determined by dividing the dollar amount of the director’s annual compensation to be paid in shares by the “fair market value” of a share on the date of grant. The board has selected November 15 of each year as the date for stock compensation to directors. “Fair market value” is determined in good faith by the compensation committee on the basis of considerations the committee deems appropriate, including, for example, the closing price on the date of grant and the average of the high and low sales prices on the date of grant.

The chair of the audit committee receives an annual cash retainer of $15,000 and the chairs of the compensation committee and the governance and nominating committee each receive an annual cash retainer of $7,500. In 2007, the chairman of the board received an annual retainer of $80,000, paid 60% in stock and 40% in cash. Directors receive an annual cash retainer of $15,000 if they serve as advisory directors on a segment board plus an additional annual cash retainer of $10,000 if they serve on the board of two or more segments. No meeting fees are paid to directors for attending Dover or segment meetings.

Effective January 1, 2007, Dover’s corporate governance guidelines include a policy that directors are expected to hold at any time at least the aggregate number of shares they were entitled to receive as the stock portion of their annual retainer during the previous five years, net of an assumed 30% withholding tax.

The table below sets forth the compensation your company paid to its nominees for directors (other than Mr. Hoffman) for services in 2007.

	Fees
	Earned or
	Paid	Stock	All Other
	in cash	Awards	Compensation
Name	($)(1)	($)(2)	($)(3)	Total($)

David H. Benson	56,000	84,000	15,000	155,000
Robert W. Cremin	56,000	84,000	0	140,000
Thomas J. Derosa	23,333	35,000	0	58,333
Jean-Pierre M. Ergas	56,000	84,000	15,000	155,000
Peter T. Francis	23,333	35,000	0	58,333
Kristiane C. Graham	56,000	84,000	15,000	155,000
James L. Koley	63,500	84,000	20,000	167,500
Richard K. Lochridge	63,500	84,000	0	147,500
Thomas L. Reece	88,000	132,000	32,791	252,791
Bernard G. Rethore	56,000	84,000	15,000	155,000
Michael B. Stubbs	71,000	84,000	20,000	175,000
Mary A. Winston	56,000	84,000	4,375	144,375

(1)	Amounts include the annual cash retainer (pro-rated for partial-year service for Messrs. Derosa and Francis) and the annual retainer for committee chairmanships. Mr. Ronald L. Hoffman does not appear on this table because he is a management director and does not receive any additional compensation for his service as a director. For discussion of Mr. Hoffman’s compensation for his services as President and Chief Executive Officer, see “Compensation Discussion and Analysis - Compensation of the Chief Executive Officer” and “Executive Compensation — Summary Compensation Table.”

(2)	Amounts represent the value on November 15, 2007 of the stock awards granted to non-management directors for the year 2007 under the directors’ plan, pro-rated for partial year service.

(3)	For the directors other than Mr. Reece, these amounts represent the annual retainer for segment board service, pro-rated for partial year service. For Mr. Reece, this amount represents reimbursement of COBRA medical payments (including tax gross up) in 2007 in accordance with his retirement arrangement.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth certain information regarding the beneficial ownership, as of March 3, 2008 (except as otherwise stated), of our common stock by:

•	each director, each of the named executive officers;

•	all of the directors and senior executive officers as a group; and

•	each person known to own beneficially more than 5% of our outstanding common stock.

The beneficial ownership set forth in the table is determined in accordance with the rules of the SEC. The percentage of beneficial ownership is based on 191,722,192 shares of common stock outstanding on March 3, 2008. In computing the number of shares beneficially owned by any shareholder and the percentage ownership of such shareholder, shares of common stock subject to options held by that person that are currently exercisable or exercisable within 60 days of the record date are deemed to have been exercised and to be outstanding. Such shares, however, are not deemed to have been issued and to be outstanding for purposes of computing the percentage ownership of any other person. Share amounts held in the Dover Corporation Retirement Savings Plan (the 401(k) plan) are also reported as of March 3, 2008.

Unless otherwise indicated in the footnotes below, the persons and entities named in the table have sole voting and investment power as to all shares beneficially owned. Unless otherwise indicated, the business address for all directors and senior executive officers is c/o Dover Corporation, 280 Park Avenue, New York, NY 10017.

Name of beneficial owner	Number of shares		Percentage

David H. Benson	23,245	(1)	*
Ralph Coppola	147,815	(2)	*
Robert W. Cremin	6,026		*
Thomas J. Derosa	524		*
Jean-Pierre M. Ergas	30,516		*
Peter T. Francis	19,149		*
Kristiane C. Graham	955,107	(3)	*
Ronald L. Hoffman	444,943	(4)	*
James L. Koley	25,216	(5)	*
Robert G. Kuhbach	368,051	(6)	*
Richard K. Lochridge	15,666	(7)	*
Thomas L. Reece	1,084,376	(8)	*
Bernard G. Rethore	9,909		*
David J. Ropp	171,483	(9)	*
Timothy J. Sandker	154,359	(10)	*
Michael B. Stubbs	110,647	(11)	*
Mary A. Winston	4,040		*
Directors and senior executive officers as a group	4,679,690	(12)	2.4
GE Asset Management Incorporated 3001 Summer Street Stamford, Connecticut 06904	10,424,459	(13)	5.4
JP Morgan Chase & Co. 270 Park Avenue New York, NY 10017	10,749,378	(14)	5.6

*	Less than one percent.

(1)	Includes 1,000 shares held by Mr. Benson’s spouse as to which Mr. Benson disclaims any beneficial ownership.

(2)	Includes 126,175 shares in respect of options that have been granted to Mr. Coppola and that are exercisable within 60 days of the record date and 3,773 shares owned by Mr. Coppola in Dover’s 401(k) plan.

(3)	Includes 458,484 shares held by foundations of which Ms. Graham is a director and in which she disclaims any beneficial ownership, 89,578 shares held in various trusts of which she is a co-trustee sharing voting and investment powers and in which she disclaims any beneficial ownership and 2,460 shares held by her minor children.

(4)	Includes 31,586 shares held by a revocable trust of which Mr. Hoffman is the sole trustee, 411,129 shares in respect of options held by Mr. Hoffman that are exercisable within 60 days of the record date and 2,228 shares owned by Mr. Hoffman in Dover’s 401(k) plan.

(5)	Includes 8,000 shares that are subject to a margin account.

(6)	Includes 24,580 shares held by Mr. Kuhbach’s spouse, 302,709 shares in respect of options held by Mr. Kuhbach that are exercisable within 60 days of the record date and 6,757 shares owned by Mr. Kuhbach in Dover’s 401(k) plan.

(7)	Represents shares held by a trust of which Mr. Lochridge is the trustee.

(8)	Includes 912,608 shares in respect of options held by Mr. Reece that are exercisable within 60 days of the record date and 35,393 shares owned by Mr. Reece in Dover’s 401(k) plan.

(9)	Includes 7,488 shares held jointly with Mr. Ropp’s spouse, which shares are subject to a margin account, 162,235 shares in respect of options held by Mr. Ropp that are exercisable within 60 days of the record date and 1,760 shares owned by Mr. Ropp in Dover’s 401(k) plan.

(10)	Includes 102,055 shares in respect of options held by Mr. Sandker that are exercisable within 60 days of the record date and 10,383 shares owned by Mr. Sandker in Dover’s 401(k) plan.

(11)	Includes 500 shares held by his spouse as to which Mr. Stubbs disclaims beneficial ownership, 63,972 shares held by a trust of which Mr. Stubbs is a co-trustee and various members of his immediate family are beneficiaries and 5,178 shares held in a grantor-retained annuity trust. Excludes 2,297,878 shares held by trusts of which Mr. Stubbs is a beneficiary.

(12)	Includes 96,594 shares that are owned by officers in Dover’s 401(k) plan and 2,959,796 shares in respect of options held by directors and executive officers that are exercisable within 60 days of the record date.

(13)	Based on information contained in Amendment No. 3 to Schedule 13G filed with the SEC on February 13, 2008 by the Trustees of General Electric Pension Trust, GE Asset Management Incorporated (“GEAM”) and General Electric Company. GEAM acts as investment manager for the Trust and as investment advisor for certain other entities and accounts that hold shares of Dover common stock. GEAM is a wholly-owned subsidiary of the General Electric Company, which disclaims beneficial ownership of the shares reported.

(14)	Based on information contained in a Schedule 13G filed with the SEC by JPMorgan Chase & Co. on February 1, 2008 and its wholly-owned subsidiaries JPMorgan Chase Bank, National Association, J.P. Morgan Investment Management Inc., J.P. Morgan Trust Company, National Association, JPMorgan Investment Advisors, Inc., and J.P. Morgan Trust Company of Delaware.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires that our directors and certain of our officers file reports of ownership and changes of ownership of our common stock with the SEC and the NYSE. Based solely on copies of such reports provided to us, we believe that all directors and officers filed on a timely basis all such reports required of them with respect to stock ownership and changes in ownership during 2007 except that Ms. Graham was late in reporting sales by two trusts of which she is a beneficiary.

Proposal 2 — Proposal to Re-Approve the Executive Officer
Annual Incentive Plan and its Performance Goals

The company’s executive compensation program includes annual cash bonuses to executive officers based upon satisfaction of performance criteria, which include earnings growth, return on investment and other criteria, as described in the bonus incentive plan. In order for these annual cash bonuses to continue to be fully deductible by the company for federal income tax purposes, our shareholders must again this year approve the material terms of the plan’s performance goals to satisfy Internal Revenue Code Section 162(m), which requires that those material terms be approved by the shareholders every five years. Because the material terms of the performance goals are set forth in the bonus incentive plan itself, we are submitting the entire plan for re-approval by our shareholders. Re-approval by our shareholders will allow for the continued deductibility by Dover of the annual bonuses paid under the plan to our executive officers subject to Section 162(m).

The bonus incentive plan is attached to this Proxy Statement as Appendix A. The following is a summary of the plan.

Board Recommendation

To enable Dover to continue to deduct fully the compensation awarded under the bonus incentive plan until the 2013 Annual Meeting of Shareholders, your Board of Directors recommends that the shareholders re-approve the plan and the business criteria set forth therein on which the performance goals will be based. The affirmative vote of a majority of shares present in person or by proxy at the Meeting is required for re-approval of the plan.

Purpose of the Plan

The company established the bonus incentive plan to make annual bonus amounts paid to certain senior executive officers fully deductible by the company for federal income tax purposes in accordance with Section 162(m). Section 162(m) denies certain tax deductions for annual compensation paid to Dover’s chief executive officer and the next three highest paid executives (excluding Dover’s chief financial officer) in excess of $1 million per person in any year unless such compensation is paid in accordance with a plan such as this that provides for performance goals and is approved by shareholders. The plan provides for the payment of annual bonuses to senior executive officers who are in a position to make material contributions to the success of the company and who are selected each year by the compensation committee. These annual bonuses are intended to motivate and reward the achievement of annual performance goals established each year by the committee, as described in the Compensation Discussion and Analysis section under “Annual Bonus.”

Duration and Modification

The bonus incentive plan does not have a predetermined term. The board may at any time suspend or terminate the plan, or make modifications to it for future performance periods as it may deem advisable. However, no amendments which are expected to materially increase amounts payable under the plan may be made unless appropriate measures have been taken to cause the increased benefits to be deductible under Section 162(m).

Administration

The plan is administered by the compensation committee, which currently consists of five members of the board who are “outside directors” within the meaning of Section 162(m).

Eligibility

The compensation committee in its sole discretion determines the executive officers eligible to participate in the bonus incentive plan each year. The participants have typically included the company’s chief executive officer and other executive officers who report directly to the chief executive.

Plan Features

Performance Goals.  An executive officer designated to participate in the bonus incentive plan is entitled to an annual cash bonus conditioned upon the attainment of pre-established performance goals measured over each calendar year. The performance goals must be established in writing by the compensation committee within the first 90 days of each year and are determined during each calendar year by reference to Dover’s net income, earnings per share or return on investment, for participants employed by Dover corporate headquarters, and operating earnings or return on investment, for participants employed with a business segment.

Certain Adjustments.  The compensation committee has the discretion to reduce or eliminate any amounts otherwise payable under the plan. However, the committee may not authorize payments in excess of the amounts determined in accordance with the plan’s provisions.

Payment of Incentive Compensation.  The determination of whether any amount is payable under the plan is made by the compensation committee which will certify, in writing and before any amount under the plan is paid, the amount that is payable with respect to each participant during each calendar year. All payments from the plan are made in cash. The maximum annual cash bonus that could be payable under the plan to any covered individual with respect to any performance period is one-half percent of the employer’s net income for the performance period.

New Plan Benefits

Because amounts payable under the bonus incentive plan are based on performance goals each year determined at the discretion of the compensation committee, it cannot be determined at this time what benefits or amounts, if any, will be received by or allocated to any person or group of persons under the plan if the plan is re-approved.

Proposal 3 — Shareholder Proposal for Sustainability Report

The Company has been notified by Walden Asset Management, 1 Beacon Street, Boston, MA 02108, which owns 80,000 shares of Dover and Manhattan Country School, 7 East 96th Street, New York, NY 10128, which owns 500 shares of Dover, that they intend to present the following proposal for consideration at the Annual Meeting. The Board of Directors unanimously recommends a vote against this proposal for the reasons stated after the proposal.

SUSTAINABILITY REPORT RESOLUTION

Whereas:

Sustainability requires balancing the needs of the present with the needs of the future, whether these needs are considered in ecological, economic, or societal contexts. Sustainable business includes “encouraging long lasting social well being in communities where [companies] operate, interacting with different stakeholders (e.g. clients, suppliers, employees, government, local communities, and non-governmental organizations), and responding to their specific and evolving needs, thereby securing a long-term ’license to operate,’ superior customer and employee loyalty, and ultimately superior financial returns.” (Dow Jones Sustainability Group)

Mainstream institutional investment and brokerage houses are seeking tools to understand the links between sustainability performance and capital markets. Leading companies such as AIG, Goldman Sachs, Legg Mason, Merrill Lynch, and Morgan Stanley collect information on companies’ social and environmental practices to help make investment decisions. In addition, the Carbon Disclosure Project, a coalition of 315 institutional investors representing more than $40 trillion in assets, has requested greater disclosure from companies on their climate change programs and policies. Dover has not answered this questionnaire.

We believe that developing a sustainability report allows a company to be more responsive to the global business environment, one with finite natural resources, shifting legislation, and changing public expectations of corporate behavior. The reporting process helps companies to: better integrate and gain strategic value from existing corporate social responsibility efforts, identify gaps and opportunities, develop company-wide communications, and structure a venue to publicize innovative practices or respond to critiques.

Based on Dover’s decentralized structure, we believe the importance of a corporate wide analysis of exposures to sustainability issues is especially great. We believe that Dover will benefit from understanding the risks and opportunities that sustainability issues, such as climate change, toxins legislation and standards for human rights, can play across its many business lines. We ask that the company make clear to shareholders that it is taking the necessary steps to identify, understand, monitor, and manage sustainability issues.

RESOLVED:  Shareholders request that the Board of Directors issue a sustainability report to shareholders, at reasonable cost, and omitting proprietary information, by September 1, 2008.

SUPPORTING STATEMENT

The report should include the company’s definition of sustainability, as well as a company-wide review of company policies, practices, and metrics related to long-term social and environmental sustainability.

We recommend that Dover use the Global Reporting Initiative’s Sustainability Reporting Guidelines (“the Guidelines”) to prepare the report. The Global Reporting Initiative (www.globalreporting.org) is an international organization developed with representatives from the business, environmental, human rights and labor communities. The Guidelines provide guidance on report content, including performance on direct economic impacts, environmental, labor practices and decent work conditions, human rights, society, and product responsibility. The Guidelines provide a flexible reporting system that allows the omission of content that is not relevant to company operations. Over 800 companies use or consult the Guidelines for sustainability reporting, including 3M, Ingersoll-Rand, Tyco, General Electric, and United Technologies.

BOARD RECOMMENDATION

Your Board of Directors recommends a vote “AGAINST” the proposal for the following reasons:

Your Board recognizes the importance of sustainability to our shareholders and to the future of Dover and its companies. We believe the following account of Dover’s approach to sustainability demonstrates the commitment and concern of its companies on such issues and unanimously feel that the proposed report, which would cost your company a substantial sum, is not an effective use of shareholder resources. We believe our shareholders share this view. More than 70% of our shareholders who voted at last year’s annual meeting did not support this proposal.

Dover and its operating companies are fully committed to being good corporate citizens and to conducting business in accordance with the highest ethical standards. In the past year, Dover companies have continued to demonstrate exemplary leadership on matters of sustainability, by changing their manufacturing processes to reduce greenhouse gas emissions, modifying their operations to decrease energy consumption, reducing the quantity of landfill waste they generate, and increasing recycling of metals, cardboard and other materials. Complementing these important efforts, they have dedicated themselves to developing new products and improving existing products to help their customers meet their sustainability goals. Efforts have also been made to promote awareness within the company of the importance and benefits of sustainability initiatives. For example, the project completed by a team of young executives participating in one of Dover’s leadership training programs was to study sustainability efforts at Dover companies and some of its peers, develop a sustainability vision statement, and promote the team’s recommendations within Dover.

While sustainability is an area of focus for Dover and its companies, your Board believes that a centralized “company-wide” sustainability report does not make sense for Dover for many reasons. First, Dover operates through more than 40 operating companies, some of which have multiple divisions that constitute separate businesses. Together with their divisions, these 40 companies in fact represent over 100 separate and distinct businesses located in more than 40 countries around the world. These businesses produce tens of thousands of highly diverse products and services at more than 200 locations. Each of these businesses runs its operations with limited direction within Dover’s decentralized management structure. Each has its own management team, locations, products and workforce. There is no single set of operating practices or policies that applies to or would be appropriate for all of these diverse manufacturing operations. Dover’s robust corporate development program adds yet another layer of complexity to Dover — the businesses owned by Dover change every year as new businesses are acquired and, in a few years, one or more businesses are sold. As a practical matter, it would be exceedingly difficult to generate a comprehensive and meaningful report on a Dover-wide basis.

Second, Dover has a very small corporate staff of less than 100 persons out of more than 34,000 employees. Dover’s businesses also operate on the basis of a highly lean staff model. Any attempt to prepare a report as described in the Global Reporting Initiatives Guidelines would require extensive use of specialized consultants with the expertise and resources to gather data, perform analyses and generate a comprehensive report.

Third, the proposal recommends that Dover prepare the report in accordance with the Global Reporting Initiative’s Guidelines “at a reasonable cost.” These guidelines are a lengthy, complex and inherently vague set of requirements that require very extensive and detailed scientific and technical analyses relating to approximately 80 “indicators” in 6 major areas (Economic, Environment, Human Rights, Labor, Product Responsibility and Society). Although Dover has not quantified precisely the cost of such an extensive study, a conservative estimate would suggest that Dover would have to spend several million dollars to study and prepare a report on the many areas covered by these guidelines as applied to each of its businesses.

Your Board believes that using shareholder assets directly to further environmental and social initiatives is a far more effective means of practicing sustainability. The following examples illustrate how some individual Dover companies already are investing shareholder assets toward that objective and incorporating sustainability concerns into their business operations.

Hill PHOENIX, an industry leader in developing energy efficient approaches to supermarket refrigeration, was the first United States manufacturer to develop supermarket cases that use a primary refrigerant that does not produce greenhouse gases. This technology, called Second Nature®, has enabled Hill PHOENIX customers to dramatically reduce their output of fluorocarbons and other greenhouse gases. Hill PHOENIX was also the first in its industry to redesign low-temperature cases to improve significantly their energy efficiency. In 2007, Hill PHOENIX was one of the founding members of the U.S. Environmental Protection Agency’s GreenChill Advanced Refrigeration Partnership, an initiative that promotes refrigeration technologies that reduce emissions of ozone-depleting substances and greenhouse gases and seeks to obtain the commitment of retail food establishments and refrigeration equipment manufacturers to go beyond meeting regulatory requirements in reducing those emissions. Hill PHOENIX has in the past several years, including 2007, significantly reduced its own greenhouse gas and volatile organic compound emissions, reduced metal consumption and landfill waste, decreased energy consumption and increased recycling of scrap metal and cardboard.

Another example is Marathon Equipment Company, a leading manufacturer of on-site waste compaction and recycling systems which play important roles in sustainability. Marathon recently launched the GreenBuilttm line of compactors, which feature solar panels that produce up to 100% of the compactors’ power requirements, biodegradable oils and hydraulic fluids and power units that use 50% less power than other units of comparable speed and performance. In addition, Marathon has achieved meaningful reductions in its own electricity usage and volatile organic compound emissions.

Vectron International, a leader in the design, manufacture and marketing of frequency control, sensor and hybrid product solutions, is a participant in the U.S. Environmental Protection Agency’s National Environmental Performance Track program which encourages companies with strong environmental records to set measurable, public goals that exceed legal requirements. As a participant in the program, Vectron’s Hudson, New Hampshire facility has made public commitments in three areas: reducing its use of lead, increasing the procurement of recycled materials and reducing greenhouse gas emissions by 5% annually against the 2004 baseline year.

OPW Fueling Components, the global leader in commercial and retail fueling equipment, manufactures nozzles that collect vapors emitted during the refueling of automobiles and return them to gasoline storage tanks. The vapors that accumulate in the tanks are separated into liquid gasoline and clean air using a membrane technology OPW developed called Vaporsavertm. This allows liquid gasoline to be recovered in the tanks and only fresh air to be released into the atmosphere. Absent this process, the gasoline vapors that accumulate in the tanks would eventually seep out of the tanks, releasing hydrocarbons into the environment.

K & L Microwave, which designs and manufactures a full line of RF and microwave filters, duplexers and subassemblies, was recognized by the Environmental Protection Agency as the first company in Maryland to enroll in the voluntary national partnership for environmental priorities and praised for its successful recycling program and use of energy efficient equipment. K&L has been an ISO 14001 registered company since 2003 and is widely respected for its commitment to finding new and innovative ways to reduce pollution and for taking steps to go above and beyond environmental compliance. K&L is actively engaged in a metals recycling program, has reduced its plating operation’s waste water discharge to zero and has installed energy efficient equipment to reduce its consumption of electric power.

Knowles, a manufacturer of technologically advanced products in the hearing aid and acoustic markets, is a principal contributor to the Starkey Hearing Foundation, a not-for-profit dedicated to improving hearing care awareness worldwide. Knowles has supported this foundation’s donation of free hearing aids to needy children and adults in the United States and other parts of the world and participated in missions where children are fitted for hearing aids. Knowles is also a principal sponsor of the Better Hearing Institute, a not-for-profit dedicated to increasing public awareness of untreated hearing loss.

These are just a few of the many examples throughout Dover where operating companies are actively looking at sustainability as an integral part of their business operations. Your board recognizes the importance to shareholders of social and environmental sustainability. We believe, however, that the significant financial and management resources that would be required to conduct a special review of social, environmental and economic issues at each of Dover’s 40 companies representing over 100 businesses at over 200 locations and prepare an extensive technical report for shareholders on these subjects would not be an effective or prudent use of shareholder assets. Your Board believes that it is more important that the companies’ resources be spent directly on sustainability initiatives rather than on preparing a detailed report about them.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “AGAINST” THE ADOPTION OF THIS SHAREHOLDER PROPOSAL.

Proposal 4 — Shareholder Proposal for Climate Change Report

The Company has been notified by Calvert Asset Management, Inc., 4550 Montgomery Avenue, Bethesda, Maryland 20814, that on behalf of various of its funds that hold an aggregate 758,449 shares of Dover, it intends to present the following proposal for consideration at the Annual Meeting. The Board of Directors unanimously recommends a vote against this proposal for the reasons stated after the proposal.

REPORT ON CLIMATE CHANGE RESOLUTION

Whereas in 2007, the Intergovernmental Panel on Climate Change’s Fourth Assessment Report stated it is “very likely” that anthropogenic greenhouse gas emissions have heavily contributed to global warming. Furthermore, “there is substantial economic potential for the mitigation of global greenhouse gas emissions over the coming decades, that could offset the projected growth of global emissions or reduce emissions below current levels.”

Whereas, the 2006 Stern Review on the Economics of Climate Change, led by the former chief economist at the World Bank, “... estimates that if we don’t act, the overall costs and risks of climate change will be equivalent to losing at least 5% of global GDP each year, now and forever.” Yet, investment of 1% global GDP each year is enough for appropriate mitigation.

Whereas, increasingly investors believe that there is an intersection between climate change and corporate financial performance. According to a February, 2007 report by Lehman Brothers, The Business of Climate Change, “companies which are aware of the impact their business practices have on the overall environment, including climate change, and proactively take actions to mitigate any unfavorable impact, may create a significant competitive advantage compared with companies which, through a lack of awareness, become blindsided by regulations.”

Whereas, information from corporations on their greenhouse gas emissions and climate change policy is essential to investors as they assess the strengths of corporate securities in the context of climate change and the need for greenhouse gas emissions reductions.

Whereas, the Carbon Disclosure Project (CDP) representing 315 institutional investors with assets of more than $41 trillion under management requested corporations to disclose their greenhouse gas emissions in February, 2007.

Whereas in 2007, Dover Corporation declined to participate in the CDP and disclose investment-relevant information concerning its greenhouse gas emissions and climate change.

Whereas, more than 250 S&P 500 companies responded to the CDP, including other manufacturers such as 3M, Ingersoll Rand, and Eaton.

Whereas, leading companies such as Johnson Controls, DuPont, and UPS have recognized the advantages a forward-looking approach to climate change may provide and have disclosed strategies such as carbon sequestration, alternative fuel use, efficient product distribution, and process efficiency improvements, to save energy and reduce emissions.

Whereas, companies such as General Electric and Baxter International have described the opportunity that addressing climate change in a responsible manner as resulting in new product development, external recognition, rewards and energy savings.

Resolved:

Shareholders request that within 6 months of the 2008 annual meeting, the Board of Directors provide a report to shareholders, prepared at reasonable cost and omitting proprietary information, describing how Dover is assessing the impact of climate change on the corporation, the corporation’s plans to disclose this assessment to shareholders, and the rationale for not disclosing such information through reporting mechanisms such as the Carbon Disclosure Project.

BOARD RECOMMENDATION

The Board of Directors recommends a vote “AGAINST” the proposal for the following reasons:

The proposal appears to call for two separate reports. One is a report regarding the potential impact of climate change on Dover’s companies, as described in the “Resolved” paragraph. The other is a report concerning the impact of Dover companies’ operations on climate change, as suggested by the “Whereas” clauses and the reference to the Carbon Disclosure Project.

If the proposal seeks a report concerning the impact of Dover companies’ operations on climate change, your Board recommends a vote against the proposal for the reasons discussed in its statement recommending a vote against the proposal calling for a detailed sustainability report (see pages 15-17).

If the proposal is for a report concerning the potential impact of climate change on Dover companies, your Board responds that Dover companies are aware of and have increasingly focused on the risks and opportunities climate change could present for their businesses. Dover companies incorporate these considerations into their business planning and practices because it makes good business sense to do so and because Dover’s existing disclosure obligations require it to discuss with shareholders the impact of climate change if it concludes that climate change is reasonably likely to have a material impact upon the company’s future financial performance.

While Dover recognizes that climate change is one of the most critical global issues of our time, your board believes that a company-wide report concerning how Dover is assessing the impact of climate change would not provide meaningful aggregate information. Dover operates through approximately 100 separate businesses that make different products and have different manufacturing processes. Each of these businesses requires and adheres to different operating practices and policies appropriate for its business, and each faces different climate change risks. For example, an evaluation of climate change risks for a company that makes miniature microphones for hearing aids would be very different than one for a company that makes refrigeration equipment or tank trailers. An analysis of any of these businesses taken individually would not provide meaningful information about Dover as a whole. Similarly, aggregating these analyses to generate a company-wide assessment would produce information so general that it would not be illuminating about Dover or any individual business. As applied to Dover, the proposal would in essence require a full study and separate report for each of Dover’s companies. Your board believes this is unnecessary in light of Dover’s existing disclosure obligations and that the substantial sums and management time that would have to be expended on these reports would be more productively used on initiatives that could have a direct impact on climate change or help abate the potential risks of climate change to Dover companies.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “AGAINST” THE ADOPTION OF THIS SHAREHOLDER PROPOSAL.

AUDIT COMMITTEE REPORT

The audit committee of Dover’s board of directors consists of five directors, all of whom are independent in accordance with the NYSE Listing Standards, the rules of the SEC applicable to audit committee members and the Dover Independence Standards. The board of directors has adopted a written charter for the audit committee, a copy of which may be found at Dover’s website. In accordance with the requirements of the Sarbox Act, the related SEC rules and the NYSE Listing Standards, the audit committee engaged the independent registered public accounting firm, PricewaterhouseCoopers LLP, as Dover’s auditors to audit the annual accounts of Dover and its subsidiaries for 2007.

The audit committee is responsible for the duties set forth in its charter but is not responsible for preparing the financial statements, implementing or assessing internal controls or auditing the financial statements. Dover’s management is responsible for preparing the financial statements, maintaining effective internal control over financial reporting and assessing the effectiveness of internal control over financial reporting. Dover’s auditors are responsible for auditing the financial statements and expressing opinions on management’s assessment and on the effectiveness of internal control over financial reporting. The review of the financial statements by the audit committee is not the equivalent of an audit.

Pursuant to its oversight responsibilities, the audit committee discussed with the auditors the overall scope and plans for the audit of Dover’s 2007 financial statements. The audit committee met with the auditors, with and without Dover management present, to discuss the results of the auditors’ examination, their assessment of Dover’s internal controls and the overall quality of Dover’s financial reporting.

The audit committee reviewed and discussed, with both the management of Dover and the auditors, the fiscal year 2007 audited financial statements, including a discussion of critical accounting policies, the quality, not just the acceptability, of the accounting principles followed, the reasonableness of significant judgments reflected in such financial statements and the clarity of disclosures in the financial statements.

The audit committee also (1) discussed with the auditors the matters required to be discussed by Statement on Auditing Standards No. 114, and (2) reviewed the written disclosures and the letter from the auditors required by Independence Standards Board Standard No. 1, and discussed with the auditors any relationships or permitted non-auditing services, including those described below under “Relationship with Independent Registered Public Accounting Firm,” that might impact their objectivity and independence.

The audit committee reviewed and had input on each of the four quarterly earnings releases related to 2007 financial information. The chair of the audit committee also participated on behalf of the committee in five meetings of Dover’s disclosure controls and procedures committee, one before each of the four quarterly earnings releases and one before the filing of Dover’s Annual Report on Form 10-K for 2007. In addition, the audit committee held eight meetings in which it reviewed 2007 financial information. Four of these meetings were held in connection with the Dover board’s regular quarterly meetings. The other four were held to review Dover’s Quarterly Report on Form 10-Q for each of the first three quarters and Dover’s Annual Report on Form 10-K for the full year just prior to their filing with the SEC.

Based upon the review and discussions referred to above, the audit committee recommended that the audited financial statements for the year ended December 31, 2007 be included in Dover’s Annual Report on Form 10-K.

Audit Committee:	Michael B. Stubbs (Chair) Thomas J. Derosa James L. Koley Bernard G. Rethore Mary A. Winston

RELATIONSHIP WITH INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

As discussed above, the independent registered public accounting firm of PricewaterhouseCoopers LLP is the independent registered public accounting firm selected by the audit committee to audit the annual accounts of Dover and its subsidiaries for 2007. This firm also audited the financial statements for 2006 and 2005. Representatives of PricewaterhouseCoopers LLP will not be present at the Meeting.

Fees Paid to Independent Registered Public Accounting Firm

A.	Audit Fees

Audit fees include fees for audit or review services in accordance with generally accepted auditing standards and fees for services that generally only auditors provide, such as statutory audits and review of documents filed with the SEC. Audit fees also include fees paid in connection with services required for compliance with Section 404 of the Sarbox Act. The aggregate fees, rounded to the nearest thousand dollars, paid to, or accrued for, PricewaterhouseCoopers LLP for consolidated auditing services to Dover for the years ended December 31, 2007 and December 31, 2006 were $9,408,000 and $10,327,000, respectively.

B.	Audit-Related Fees

Audit-related fees include fees for assurance and related services that are traditionally performed by Dover’s auditors. These services include audits of employee benefit plans and due diligence on acquisition targets. The aggregate fees, rounded to the nearest thousand dollars, paid to, or accrued for, PricewaterhouseCoopers LLP for audit-related services to Dover for the years ended December 31, 2007 and December 31, 2006 were $0 and $51,000, respectively.

C.	Tax Fees

Tax fees include fees for services that are performed by professional tax staff other than in connection with the audit. These services include tax compliance services, tax planning and tax advice. The aggregate fees, rounded to the nearest thousand dollars, paid to, or accrued for, PricewaterhouseCoopers LLP for tax services to Dover for the years ended December 31, 2007 and December 31, 2006 were $921,000 and $1,065,000, respectively.

D.	All Other Fees

Dover neither paid to nor accrued for PricewaterhouseCoopers LLP any fees for other services during the years ended December 31, 2007 and December 31, 2006.

Pre-Approval of Services Provided by Independent Registered Public Accounting Firm

Consistent with its charter and applicable SEC rules, the audit committee pre-approves all audit and permissible non-audit services provided by the auditors to Dover and its subsidiaries. With respect to certain services which Dover’s auditors have traditionally provided, the audit committee has adopted specific pre-approval policies and procedures. In developing these policies and procedures, the audit committee considered the need to ensure the independence of Dover’s auditors while recognizing that, in certain situations, Dover’s auditors may possess the expertise and be in the best position to advise Dover on issues and matters other than accounting and auditing.

The policies and procedures adopted by the audit committee allow the pre-approval by the audit committee of permissible audit-related services, non-audit-related services and tax services. Under the policies and procedures, pre-approval is generally provided for up to one year and any general pre- approval is detailed as to the particular services or category of services and is subject to a specific budget for each of them. The policies and procedures require that any other services be expressly and separately approved by the audit committee prior to such services being performed by the auditors. In addition, pre-approved services which it is known will exceed the budgeted amount included in a general pre-approval require separate, specific pre-approval. For each proposed service, the auditor and management are required to provide detailed information at the time of approval. The audit committee considers whether each pre-approved service is consistent with the SEC’s rules and regulations on auditor independence.

All audit-related and non-audit-related services of PricewaterhouseCoopers LLP during 2007 listed above under “Fees Paid to Independent Registered Public Accounting Firm” were pre-approved specifically or pursuant to the procedures outlined above.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Executive Compensation Policies and Objectives

The following discussion describes the objectives, policies and procedures for evaluating and rewarding our senior executive officers. The procedures followed by the board’s compensation committee in fulfilling its responsibilities regarding executive compensation are described in the section titled “Compensation Committee Procedures” beginning on page 8. The committee’s use of a compensation consultant is also described there. The plans and programs mentioned in this Compensation Discussion and Analysis are described in greater detail in the pages following this Compensation Discussion and Analysis.

Objectives.  The primary objectives of our executive compensation programs are to attract and retain highly qualified executive officers, to motivate them to achieve measurable performance objectives and to align their interests with those of our shareholders.

To achieve these objectives, we follow the basic principles that an executive’s annual compensation should be competitive with that offered for similar positions by other public manufacturing companies of similar size and that long-term compensation should reflect operating performance and generally be linked to Dover’s total return to shareholders. Consistent with Dover’s decentralized management approach, Dover also believes that compensation for an executive should be closely aligned to the performance of the business over which the executive has the most control. In Dover’s management structure, there are four primary levels of management: corporate, segment, platform and operating company. In significant ways, Dover’s compensation plans and programs reflect these different management levels. The executives identified in the Summary Compensation Table on page 31 (referred to as Dover’s named executive officers) hold positions at the corporate, segment and platform levels.

Annual review.  Compensation for executive officers is reviewed annually in January. We generally employ a “one-over-one” compensation review system in which an employee’s compensation is proposed by the employee’s supervisor and approved or revised by the person to whom the supervisor reports. The compensation of the executive officers who report directly to our chief executive officer is recommended by our chief executive officer and revised or approved by the compensation committee of the board of directors. The compensation of our chief executive officer is recommended by the compensation committee and approved or revised by all of Dover’s independent directors acting as a group (which includes all the members of the compensation committee).

In establishing compensation for our senior executive officers, the compensation committee considers the total compensation earned or potentially available for each such person. As part of this process, the compensation committee reviews “tally sheets” prepared by its benefits consultant for our named executive officers and other senior executive officers. The tally sheets include all elements of remuneration, including salary, annual bonus, medium-term cash performance awards and payouts, long-term equity incentive grants, aggregate value of outstanding SSARs and options, retirement and termination benefits, hypothetical payments following termination upon change in control, health and welfare benefits and any perquisites.

Employment contracts and severance agreements.  Our executive officers do not have employment contracts, and we do not have a general severance policy. Accordingly, no executive officer has a contractual right to severance or other benefits upon termination of employment except for benefits to be provided in accordance with the terms of compensation plans in connection with previously granted equity and cash performance awards, accrued retirement benefits and double-trigger change in control agreements which are described below.

Compensation elements.  We believe that, in addition to annual salary and bonus opportunities, incentives should be provided to key management over longer periods of time, both to encourage focus on Dover’s long-term performance and help retain talented executives. Dover offers its executive officers this incentive compensation under its long-term incentive plan (LTIP) in two forms. The first form is cash performance awards, which are paid, if earned, three years after award, depending on the financial performance of the executive officer’s applicable business unit over the three year period. We consider this medium-term incentive compensation. The second form is equity awards which, since 2006, are stock settled stock appreciation rights (SSARs) and, prior to 2006, were stock options. SSARs (and stock options) are not exercisable during the first three years after grant, and then are exercisable for seven years, for a total term of 10 years. We consider this long-term incentive compensation. SSARs and stock options will have value only if and to the extent that Dover’s stock price has increased above its price on the date of grant.

Dover sets compensation on the basis of the performance of the business over which the executive has the most control. For example, compensation of an executive officer at the segment level is closely related to the performance of that executive’s business segment. For executive officers at the corporate level, performance measures are based on the overall performance of Dover, as reported to shareholders. Our chief executive officer and chief financial officer hold positions at the corporate level. The 2007 compensation of the other named executive officers was based on their service at the segment or platform levels.

Competitor data.  We believe that a competitive pay package is an important tool in our efforts to attract and retain qualified executives with manufacturing industry experience. To ensure that the compensation we offer remains competitive, we compare it to that offered by other manufacturers with whom we compete for a limited pool of executive talent. Given the wide diversity of the businesses Dover owns and the many different end-markets they serve, we believe it is appropriate to assess our executives’ compensation using data from a broad range of manufacturing companies rather than a small number of peer companies. To accomplish this, we generally compare our executive compensation to that offered by the manufacturing companies in the Total Compensation Management database, a proprietary database designed by Hewitt Associates (the “TCM database”). The TCM database currently includes approximately 215 public manufacturing companies, including Dover and the majority of the companies that comprise Dover’s peer group for purposes of its stock performance graph, which appears in Dover’s Annual Report on Form 10-K for the year ended December 31, 2007.

The TCM database is an appropriate tool to assess compensation at Dover because it includes a broad range of manufacturing companies and because Dover and the other companies in the database are comparable in other ways, including the following:

•	The TCM manufacturing companies are U.S.-based or have very substantial U.S. operations (only U.S. compensation data is included in the database);

•	The TCM manufacturing companies are geographically diverse, as is Dover;

•	Over half of the TCM manufacturing companies have revenues between $1 billion and $10 billion. Dover ranks between the 62nd and 75th percentile in revenue among them; and

•	The majority of this subset of TCM manufacturing companies are industrial manufacturers like Dover that operate in many of the same manufacturing sectors as Dover.

In assessing the appropriateness of a compensation package for a particular executive, we use the data for TCM manufacturing companies that have revenues similar to those of the executive’s unit. For example, in considering the compensation of a segment head, we use the data for TCM manufacturing companies with revenues similar to those of that segment. We then generally use the 62nd percentile of pay for a comparable position at the companies in that subset as a reference point in determining compensation for the position, adjusted as follows. For the segment head positions, we target compensation at 15% below the figure reported as the 62nd percentile of pay for chief executive officers at other publicly traded manufacturing companies with similar revenues. We compare segment head compensation to that of chief executive officers and not business unit heads at other companies because we believe that as a result of Dover’s decentralized management structure, our segment heads have responsibilities broader than most of their counterparts in charge of similar-sized operating business units at other publicly traded manufacturing companies. The 15% adjustment reflects our belief that these responsibilities approach, but are still less than, those of the chief executive officers of public manufacturing companies in the TCM database.

Our competitive pay has enabled us to attract and retain strong executive talent, which drives the financial performance of the company. Although we seek to promote executives from within, the success of our occasional external recruiting efforts indicates that our executive compensation levels are generally appropriate for Dover and its objectives. The compensation committee considers these competitive pay comparisons as a frame of reference in making its compensation decisions. These compensation decisions are not formulaic and the committee exercises judgment in making them, as described in the following pages.

Compensation Components

Our named executive officers’ remuneration consists of an annual salary, an annual incentive bonus opportunity, medium-term cash-based and long-term equity-based compensation, as well as retirement and other customary benefits such as participation in a health and welfare program. Dover does not provide post-retirement health care benefits to its executive officers.

1.	Annual Compensation

Salary:  The salaries of our executive officers are set at levels that are intended to motivate and reward annual achievements and continued service to Dover. An executive officer’s salary varies from the targeted 62nd percentile of the TCM database based on the officer’s assigned responsibilities, individual performance, business unit performance and the individual’s skills, experience and background. Salaries are reviewed annually and adjusted as appropriate to realign them with market levels after taking into account the factors indicated above.

Annual Bonus:  Dover executives who participate in the bonus incentive plan (including, for 2007, all of the named executive officers) are awarded annual bonuses to reward their achievement of preset annual financial performance goals that vary depending upon the executive officer’s business unit. The bonus incentive plan is designed to satisfy the requirements of Section 162(m) of the Internal Revenue Code so that annual bonus awards given to participants will be tax deductible by Dover.

At the beginning of each year, the compensation committee determines which senior executive officers will participate in the bonus incentive plan that year. At that time, the compensation committee also establishes the performance criteria by which each participant will be measured for that year, the numerical performance goal for each such criterion, and a target dollar bonus amount for each participant. For participants at the corporate level, the criteria may be any or all of Dover’s net income, earnings per share and return on equity, as reflected in our public financial statements. For participants at the segment level, the criteria may be either or both of that segment’s operating earnings and return on investment. The compensation committee selected these criteria because it believes they are most likely to have a direct, positive impact on shareholder returns. The compensation committee sets the numerical performance goals at levels it believes provide a reasonable bonus opportunity, with an incentive for substantial upside for achievement of greater than 100% of the goals. It is generally anticipated that performance will fall between 75% and 100% of the goals. The compensation committee has decided that no credit will be given for performance less than 50% of a performance goal, and that no additional credit will be given for performance above 150% of a performance goal.

After the end of the year, the percent of achievement of the performance goals is determined and the potential bonus for each participant is calculated. The compensation committee then considers all other factors in the annual performance of each participant. These factors include the participant’s individual contributions with respect to strategic objectives such as acquisitions and divestitures, global expansion initiatives, efficiency and productivity efforts, attracting and retaining high-caliber employees, developing succession plans for themselves and their direct reports, efforts to develop the talents and skill sets of potential successors, and fostering a culture of compliance with laws and our ethical standards. Considering these factors, the committee has discretion to set the amount of a participant’s annual bonus, provided that the committee may not award an amount greater than that calculated under the bonus incentive plan. As a point of reference in exercising this discretion, annual bonus amounts arrived at under this plan typically are compared to and approximate comparable bonus levels reflected in the TCM database, using as a target the 62nd percentile. The bonuses paid under the bonus incentive plan are almost always less than the maximum possible bonus calculated in accordance with the plan.

The table below provides the performance criteria and level of achievement of the performance goals for each named executive officer for 2007:

	Annual Bonus	Performance	Actual	Maximum
	Opportunity $ and	Criteria of	Performance	Payable	Actual Bonus as
	(as a Percentage	Officer’s Unit and	and (as a	Based on Unit	Percentage of
Named Executive Officer	of Salary)	Goal	Percentage of Goal)	Performance	Maximum Payable

Ronald Hoffman	$3,600,000 (300)%	$3.60 EPS	$3.26 EPS (91)%	$3,260,160	49%
Robert Kuhbach	$1,755,000 (300)%	$3.60 EPS	$3.26 EPS (91)%	$1,589,328	36%
Ralph Coppola	$1,550,000 (250)%	$136 million operating earnings	$132 million operating earnings (97)%	$1,504,430	37%
David Ropp	$1,875,000 (250)%	$422 million operating earnings	$380 million operating earnings (90)%	$1,688,438	49%
Timothy Sandker	$1,687,500 (250)%	$144 million operating earnings	$145 million operating earnings (101)%	$1,699,144	21%

After discretionary adjustment by the compensation committee, the named executive officers were paid the bonuses shown in the Summary Compensation Table.

2.	Medium-Term and Long-Term Compensation

As mentioned above, we offer executive officers incentive compensation over periods of time longer than one year under its 2005 plan. The compensation committee believes that compensation earned over a longer period helps retain highly qualified executive officers and motivate them toward longer term goals that will benefit shareholders. Only executives who are in a position to affect materially Dover’s profitability and growth are eligible for awards under the 2005 plan.

The 2005 plan allows Dover to make cash performance awards and SSAR grants. The 2005 plan also provides for a limited number of restricted stock awards and stock option grants. However, we generally do not award restricted stock except in connection with special or unusual circumstances. No restricted stock awards have been made in recent years and none of our executive officers holds restricted stock. SSARs were added to the 2005 plan in 2006 as a replacement for stock options because SSARs are much easier for the company and the employee to administer. Stock options and SSARs have substantially the same terms and provide the same incentive and benefit to employees. For a discussion of the differences between SSARs and options under the 2005 plan, see “Equity Plans” on page 35. SSARs also should result in fewer shares being issued and thus less dilution. Prior to 2006, no SSARs were available. Since the 2005 plan was amended to make SSARs available, no options have been granted, and it is expected that none will be.

Awards under the 2005 plan are generally made only once each year, at the scheduled February compensation committee meeting shortly after announcement of earnings for the prior year. Except in very limited circumstances, the committee does not grant LTIP awards at any other time during a given year. In such rare instances, the grants would be made by the compensation committee at a regularly scheduled quarterly meeting. All equity grants, whenever made, have an exercise price equal to fair market value on the date of grant. Mid-year hires who will participate in the long-term incentive plan usually receive their first grant the following February.

LTIP awards are a combination of an SSAR grant and a cash performance award. The award for an individual is calculated by multiplying the individual’s base salary by a multiple appropriate for his or her level. These multiples were established by the compensation committee on the advice of a compensation consultant and are designed to deliver competitive 62nd percentile medium and long-term incentive compensation. The same multiple applies to all executive officers at the same level or in the same category of employees. The compensation committee reviews these multiples from time to time. It may, and infrequently does, change multiples, usually with advice from a compensation consultant.

After an individual’s salary is multiplied by the appropriate multiple, the resulting dollar value is allocated between SSAR grant and cash performance award, as described in the following paragraph. For the named executive officers, the cash performance awards and SSAR grants made in February 2008 were based on multiples of 3.80, 4.05 and 7.20, with the highest multiple relating to the CEO.

In keeping with Dover’s executive compensation philosophy, Dover adjusts the relative mix of medium-term (cash) and long-term (equity) compensation opportunities in accordance with the breadth of the executive’s responsibility across the Dover organization. Increasingly larger percentages are allocated to long-term reward potential through equity awards for persons who are in positions to most materially affect Dover’s overall profitability and growth. Segment officers receive 20% of their LTIP reward opportunity in the form of three-year cash performance awards, the value of which depends on the success of their segment, and 80% in the form of equity awards, the value of which depends on the success of Dover as a whole as reflected in the appreciation of its share price over time. Corporate level officers receive 6% of their LTIP reward opportunity in the form of cash performance awards and 94% in the form of equity awards.

Cash Performance Awards:  The dollar value to be applied to the cash performance award — that is, 6% of the LTIP awards of a named executive officer at the corporate level and 20% of a segment head’s LTIP award — becomes the base amount of that award. Cash performance awards are made annually for the three-year performance period commencing with the year of the award. Any payout of cash performance awards will occur three years later, conditional upon the level of the relevant business unit’s achievement of specified financial performance criteria of the participant’s business unit over the three-year period. For example, payouts of cash performance awards made in February 2008 are scheduled for payment in February 2011, depending on the level of achievement of the performance criteria for the three years 2008, 2009 and 2010, compared to the actual performance in the base year 2007. The actual cash payout, if any, is equal to the cash performance award amount multiplied by a percentage which is derived from a performance matrix, or table. The performance matrix uses a combination of the following performance parameters, using in each case the average of each factor over the three year performance period compared to the base year:

•	real (inflation adjusted) growth in earnings (earnings per share at the corporate level; operating earnings at the segment and platform levels)

•	after-tax return on equity (at the corporate level) or investment (at the segment and platform levels).

For the chief executive officer and chief financial officer, who are corporate level officers with responsibility across the entire Dover organization, the applicable parameters are average three year real growth in earnings per share and after-tax return on equity as reported in Dover’s public financial statements. For the three other named executive officers, who are segment or platform heads, the applicable parameters are average three year real growth in operating earnings and after-tax return on investment as applicable to their business unit. The matrix co-relates every percent of average after-tax return on equity (or investment, as the case may be) equal to or more than 10% with every percent of three-year average inflation-adjusted growth in earnings above zero. The following is an excerpt from the matrix included here to illustrate selected combinations of these measures and the percent payouts they produce:

	Average After-Tax Return on Equity/Investment
		10	20	30	40

Three-Year Average Growth in Earnings (adjusted for inflation)	5	56%	144%	199%	204%
	10	95%	240%	329%	337%
	15	125%	336%	449%	459%
	20	168%	432%	568%	596%

In determining an executive’s payout, the average return on equity (investment) actually achieved over a three-year period is matched on the matrix with the average growth in earnings achieved over that three-year period to arrive at a multiplier. (For example, matching a hypothetical 20% average return on equity and a hypothetical 10% three-year average growth in earnings results in a multiplier of 240%.) The multiplier is then multiplied by the individual’s cash performance award (fixed three years earlier as described above) to determine the payment. The matrix using the applicable parameters is applied to plan participants across all business units in the company, providing a transparent, objective and egalitarian performance award system.

The matrix theoretically can be extended out to a very wide range. Return on investment or equity is listed up to 510% and earnings growth is listed up to 200%. However, there are realistic and reasonable limits on any payouts. First, as a practical matter, very high average returns on investment or equity and very high earnings growth rates are difficult to attain on average over a three-year period. More importantly, the 2005 plan has maximums built in which place the real limits on payouts. The maximum multiplier in the matrix is 1562%. The payouts to all individuals in a unit may not exceed 30% of the real growth in earnings (adjusted for inflation) of the unit over the three-year period. In addition, the payment to any individual may not exceed $2,000,000 no matter how well the unit or Dover performed over that time. There is no payout if the three year average growth in earnings is below zero or if the three year average return on equity or return on investment is less than ten percent.

In determining the amount of the payouts to segment and platform heads, the results of businesses sold, including gains and losses on the sale of those businesses, are excluded once the businesses are sold, and all prior period results are restated to reflect such sold businesses. Since payouts under cash performance awards are based on performance over a three-year period, Dover has adopted transition rules for award recipients who transfer from one Dover business unit to another. The committee has discretion to make appropriate adjustments to payouts when it believes that unusual circumstances would lead to an unfair result to Dover or the employee.

Because the plan is performance-based, the payouts rise and fall with the performance of a participant’s unit. Each of the five named executive officers had an opportunity for a payout in each of the past five years or a total of 25 opportunities. Of those 25 opportunities, in 6 cases the payout was zero, in 3 cases the payout was $2,000,000 (the maximum under the plan), and the average payout was $832,331.

SSAR Awards:  Once the dollar value to be applied to an SSAR grant is determined, that value is converted into a number of SSARs by dividing that value by the fair market value of Dover stock on the date of grant. The exercise price of all SSARs (and options granted in prior years) is the fair market value of Dover’s stock on the date of grant. All SSARs (and stock options) have been granted with ten-year terms and are not exercisable until three years after their grant.

Under the 2005 plan, the fair market value of Dover stock on the date of grant is determined in good faith by the compensation committee, taking into consideration the factors the committee deems appropriate from time to time, typically the closing price on the date of grant and the average of the high and low market prices on the date of grant. In November 2006, the committee adopted a principle that no grant will be made with an exercise price below the closing market price on the date of grant.

3.	Retirement Programs and Other Benefits

Limited Availability Plans.  Dover offers two deferred benefit plans with participation generally limited to executive officers. These are the Supplemental Executive Retirement Plan (SERP) and the deferred compensation plan. The purpose of these plans is to permit executive officers to earn and put aside, on a tax-deferred basis, greater amounts than are permitted under the company’s qualified plans. Both the 401(k) plan and the qualified pension plan have significant contribution limitations established by law that significantly restrict the ability of highly compensated employees to save for retirement within those plans. The compensation committee believes that the ability to save for retirement on a tax-deferred basis is a significant factor in the Company’s efforts to hire and retain talented executives. The SERP in particular is intended to encourage senior executive officers to remain with the company and enhance its long-term strength, growth and profitability. The opportunity to earn increased retirement benefits alleviates participants’ concerns about funding their retirement and enables enhanced focus on the company’s business. The compensation committee was advised by a benefits consultant in adopting and setting the terms of the SERP. The compensation committee recognizes the value of SERP participation to the executive officers and considers that value in setting the levels of their other compensation.

In order to participate in the SERP, executives must have been granted cash performance or equity awards in at least five years under the 2005 plan or its predecessor plan and have been formally designated as participants by Dover’s chief executive officer. The plan provides a benefit pursuant to a formula in which two percent of a participant’s final five year average pay is multiplied by the participant’s years of service (up to a maximum of 30 years) and then reduced by the value of other retirement benefits the participant will receive that are attributable to company contributions under other qualified and nonqualified retirement plans (including social security). In certain instances, in order to facilitate the hiring of experienced, mid-career executives, participants are credited with a portion of years of service prior to their actual years of service with Dover for purposes of determining their benefits under the plan. For more information about this plan, see “Pension Benefits” below.

The deferred compensation plan allows participants to elect to defer their receipt of up to 50% of salary and 100% of bonus and any payout of a cash performance award. This affords tax planning benefits to participants. Dover does not consider the deferred compensation plan to play a major role in its compensation program as it merely permits executive officers to defer receipt of part of their compensation to later periods, often post-retirement. Dover does not match any amounts deferred or guarantee any particular return on such amounts. See “Nonqualified Deferred Compensation” below for a detailed description of this plan. Dover offers this plan because doing so may assist in attracting and retaining executives in a competitive environment at little expense to Dover.

Change in Control Arrangements.  Although Dover has no executive employment contracts, it does have double-trigger change-in-control agreements with each of the named executive officers and other executive officers designed to encourage each such officer to continue to carry out his or her duties with a Dover company in the event of a change in control of Dover. The agreements, all of which are identical, provide that if both (1) there is a change in control of Dover and (2) within eighteen months following the change in control the officer’s employment is terminated either by Dover for other than “cause,” “disability” or death, or by such officer for “good reason” (all as defined in the agreements), then such officer will receive a lump sum payment equal to three times the salary in effect prior to that time plus the average annual bonus earned by the officer during the three prior years. The terms of these agreements are described in greater detail beginning on page 40.

Under the terms of various Dover benefit plans, a change in control of Dover will cause acceleration of the availability and payout of benefits, including that all outstanding cash performance awards will immediately vest and be paid and all outstanding stock options and SSARs will immediately vest and become exercisable. The treatment of the company’s named executive officers under these plans is the same as the treatment of all other participants in the plans, except that the company’s 50 most highly compensated officers may not receive any payments under these agreements until six months after separation from Dover.

Perquisites.  Management and the compensation committee believe that providing significant perquisites to executive officers would not be consistent with the company’s overall compensation philosophy. In keeping with its decentralized management style, we have no executive perquisite program. Perquisites, if any, are determined on a case-by-case basis at the applicable segment or corporate headquarters level for the named executive officers.

Broadly Available Plans.  Our executive officers are permitted to participate in some retirement and benefit plans generally available to company employees. They participate on the same terms as other employees. The levels of participation may depend on factors such as age, length of service with a Dover company, and salary level. These plans serve a different purpose than traditional compensation, such as providing protection against financial loss arising from illness, disability or death, and building retirement security.

Dover and most of its companies offer a 401(k) plan to substantially all U.S.-based employees and provide a company matching contribution denominated as a percentage of the amount of salary deferred into the plan by a participant during the course of the year. The amount of the company match varies depending on the operating unit where such employees work. Some operating units also make profit sharing contributions to the plan based on various discretionary performance factors.

Dover’s executive officers may also participate in a qualified defined benefit pension plan and a health and welfare plan (including health, term life and disability insurance).

Compensation of the Chief Executive Officer

The compensation of our chief executive officer is determined in the same manner and pursuant to the provisions of the same plans as the other executive officers. There are no special agreements, plans or other arrangements with the chief executive officer. The overall compensation of the chief executive officer is higher than that of the other executive officers due to his greater breadth of responsibilities and his ultimate responsibility, subject to board oversight, for the strategic business plan and the performance of the company. Due to the provisions of some plans, the chief executive officer’s higher salary and bonus can cause other elements of compensation to be higher, such as the number of SSARs granted and change in pension value. The compensation committee and the independent directors take this into consideration in setting the chief executive officer’s salary and bonus. In setting Mr. Hoffman’s bonus for 2007 and salary for 2008, the compensation committee and the independent directors took into consideration Mr. Hoffman’s performance throughout 2007. Particular consideration was given to the realignment of Dover’s organizational structure into four defined industry segments providing greater transparency, focus and efficiency, his leadership in re-evaluating the company’s capital allocation priorities, and the launching of new initiatives to capture synergies throughout the company. Consideration was also given to the company’s performance in 2007 compared to 2006 and compared to the performance of peer companies.

Stockholding Guidelines

The company has no formal stock ownership requirement for its executive officers. However, we expect that our senior executive officers (or their family members) will hold the net shares acquired by the executive officers as compensation from Dover upon exercise of options or SSARs for the duration of the their employment with Dover, except in cases of special need and in preparation for retirement.

Regulatory Considerations; Section 162(m)

Dover takes into consideration applicable tax, securities laws and accounting regulations in structuring and modifying its compensation arrangements and employee benefit plans and, as it deems appropriate, making individual compensation decisions.

Section 162(m) of the Internal Revenue Code limits the ability of a public corporation such as Dover to take an income tax deduction of compensation in excess of $1 million to specified executive officers unless the compensation is paid under a shareholder-approved plan and is based on objective performance criteria. Our bonus incentive plan is designed to satisfy the requirements of Section 162(m), as are both the equity and cash performance portions of our 2005 plan.

The majority of our named executive officers’ compensation qualifies as performance-based and is therefore deductible under Section 162(m). We consider tax deductibility to be an important, but not the sole or primary, objective in setting executive compensation. Accordingly, the compensation committee has the authority to approve and in specific situations has approved the payment of compensation that may not be deductible when it believes such payments are in the best interest of our shareholders. For 2007, $200,000 of Mr. Hoffman’s salary was not deductible.

Compensation Committee Report

We reviewed and discussed with management the Compensation Discussion and Analysis for the year ended December 31, 2007.

Based on the review and discussions referred to above, we recommended to the board of directors that this Compensation Discussion and Analysis be included in this proxy statement and in Dover’s Annual Report on Form 10-K for the year ended December 31, 2007.

Compensation Committee:	Richard K. Lochridge (Chair) Robert W. Cremin Jean-Pierre M. Ergas Peter T. Francis Kristiane C. Graham

SUMMARY COMPENSATION TABLE

The Summary Compensation Table and notes below show all remuneration provided to:

•	our chief executive officer,

•	our chief financial officer; and

•	the three other most highly compensated senior executive officers of the company for 2007.

The determination of the most highly compensated senior executive officers is based on total compensation paid or accrued for 2007, excluding changes in the actuarial value of defined benefit plans and earnings on nonqualified deferred compensation balances.

							Change in
							Pension
							Value and
						Non-Equity	Nonqualified
						Incentive	Deferred
					Option	Plan	Compensation	All Other
Name and			Salary	Bonus	Awards	Compensation	Earnings	Compensation	Total
Principal Position	Year		($)	($)(1)	($)(2)	($)(3)	($)	($)(4)	($)

Ronald L. Hoffman	2007		1,200,000	1,600,000	2,680,398	1,124,334	2,215,397	10,800	8,830,929
President and Chief Executive Officer	2006		1,000,000	2,300,000	2,292,385	1,013,727	1,866,242	9,544	8,481,898
Robert G. Kuhbach	2007		585,000	580,000	767,745	292,042	643,532	10,800	2,879,119
Vice President and Chief Financial Officer	2006		565,000	550,000	694,715	424,356	571,806	9,557	2,815,434
Ralph Coppola	2007	(5)	620,000	550,000	878,121	2,000,000	453,481	50,600	4,552,202
Vice President of Dover; President of Engineered Products Platform
David J. Ropp	2007		750,000	835,000	1,469,898	1,596,849	1,135,256	10,800	5,797,803
Vice President of Dover; Director, President and CEO of Dover Industrial Products Inc.	2006		700,000	750,000	935,655	2,000,000	1,204,136	9,525	5,599,316
Timothy J. Sandker	2007		675,000	350,000	744,323	1,835,201	847,993	33,510	4,486,027
Vice President of Dover; Director of Dover Industrial Products Inc.	2006		660,000	550,000	730,037	2,000,000	848,636	33,966	4,822,639

(1)	Bonus amounts represent payments under the bonus incentive plan for the year indicated, which payments are made in the first quarter of the following year. The bonus incentive plan constitutes a non-equity incentive plan under Statement of Financial Accounting Standard No. 123(R). Although they are based on satisfaction of pre-established performance targets, these amounts are reported in the bonus column rather than the non-equity incentive plan compensation column to make clear that they are annual bonus payments for the year indicated and to distinguish them from the payouts under the cash performance program for the three-year performance period ended December 31 of that year.

(2)	The amounts represent the compensation cost of outstanding option and SSAR awards granted during the year indicated and prior years, calculated and expensed in accordance with Statement of Financial Accounting Standard No. 123(R) for the fiscal year indicated, and do not correspond to the actual value that might be recognized by the named executives. For a discussion of the assumptions relating to calculation of the cost of equity awards, see Note 10 to the Notes to the Financial Statements contained in Dover’s 10-K for the year ended December 31, 2007.

(3)	Amounts represent the payouts earned under Dover’s cash performance program of the 2005 plan for the three-year performance period ended on December 31 of the year indicated. The actual payouts were made during the first quarter of the following year. See the column under Note (1) for additional amounts paid as non-equity incentive plan compensation.

(4)	Amounts shown represent the following:

		401(k) Matching/
		Profit Sharing		Commuting	Club
		Contributions	Automobile	Expenses	Membership
Named Executive Officer	Year	($)	($)	($)	($)

Mr. Hoffman	2007	10,800	0	0	0
	2006	9,544	0	0	0
Mr. Kuhbach	2007	10,800	0	0	n/a
	2006	9,557	0	0	n/a
Mr. Coppola	2007	30,500	14,400	0	5,700
Mr. Ropp	2007	10,800	n/a	0	0
	2006	9,525	n/a	0	0
Mr. Sandker	2007	9,450	19,200	4,860	0
	2006	9,556	19,200	5,210	0

(5)	There is no 2006 compensation information for Mr. Coppola because he was not a named executive officer for that year.

GRANTS OF PLAN-BASED AWARDS
(all awards have a grant date of February 8, 2007)

					Estimated
					Future
					Payouts Under
		Estimated Future Payouts Under			Equity	Exercise	Grant
		Non-Equity Incentive Plan Awards			Incentive Plan	Price of	Date
		Threshold			Awards	Option	Fair
		(1)	Target	Maximum	Target	Awards	Value
Name	Type	($)	($)	($)	(#)	($/Sh)	($)

Mr. Hoffman	SSAR(2)	n/a	n/a	n/a	160,506	50.60	2,672,425
	CPP(3)	0	518,400	2,000,000	n/a
	Bonus plan(4)	0	3,600,000	5,400,000
Mr. Kuhbach	SSAR(2)	n/a	n/a	n/a	41,297	50.60	687,595
	CPP(3)	0	133,380	2,000,000
	Bonus plan(4)	0	1,755,000	2,632,500
Mr. Coppola	SSAR(2)	n/a	n/a	n/a	39,700	50.60	661,005
	CPP(3)	0	502,200	2,000,000
	Bonus plan(4)	0	1,550,000	2,325,000
Mr. Ropp	SSAR(2)	n/a	n/a	n/a	48,024	50.60	799,600
	CPP(3)	0	607,500	2,000,000
	Bonus plan(4)	0	1,875,000	2,812,500
Mr. Sandker	SSAR(2)	n/a	n/a	n/a	43,221	50.60	719,630
	CPP(3)	0	546,750	2,000,000
	Bonus plan(4)	0	1,687,500	2,531,250

(1)	Represents the minimum amount payable for a certain level of performance.

(2)	Represents an award of stock-settled stock appreciation rights under the 2005 plan. The SSARs will not be exercisable until February 8, 2010. The grant date fair value is calculated in accordance with Statement of Financial Accounting Standard No. 123(R), using a Black-Scholes value of $16.65 per SSAR.

(3)	Represents an award under the cash performance program (“CPP”) of the 2005 plan made on February 8, 2007 for the three-year performance measurement period of 2007 through 2009 compared to the base year 2006. The actual cash payout, if any, at the end of the three-year performance measurement period will be equal to the award amount multiplied by a percentage which is derived from a performance matrix. The target amount shown assumes the award amount is multiplied by 100%. The highest multiplier possible under the program is 1,562%, provided that no participant receives a payout in any year greater than $2,000,000. In addition, the aggregate amount of payouts to a business unit’s employees may not exceed 30% of that business unit’s average annual earnings increase over the performance measurement period. There is no payout unless specified performance criteria are met. See “Cash Performance Awards” on page 26.

(4)	The amounts shown in this row reflect the potential payouts in February 2008 for 2007 under the bonus incentive plan. The threshold, target and maximum amounts assume, respectively, less than 50%, 100% and 150% satisfaction of the participant’s performance goal for 2007. The bonus amount actually paid in February 2008 is disclosed in the Summary Compensation Table in the column “Bonus” for 2007 for the executive officer. No future payout will be made under this award. For a discussion of the bonus incentive plan and the 2007 payouts, see “1. Annual Compensation” on page 24.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

	Option Awards
	Number of		Number of
	Securities		Securities
	Underlying		Underlying
	Unexercised		Unexercised		Option
	Options		Options		Exercise	Option
	(#)		(#)		Price	Expiration
Name	Exercisable		Unexercisable		($)	Date

Mr. Hoffman			160,506	(1)	50.60	2/8/2017
			169,609	(2)	46.00	2/2/2016
			195,421	(3)	38.00	2/10/2015
	106,533	(4)			41.25	2/12/2014
	66,041	(5)			24.50	2/13/2013
	40,500	(6)			38.00	2/14/2012
	12,634	(7)			41.00	2/8/2011
Mr. Kuhbach			41,297	(1)	50.60	2/8/2017
			43,873	(2)	46.00	2/2/2016
			50,760	(3)	38.00	2/10/2015
	44,596	(4)			41.25	2/12/2014
	65,608	(5)			24.50	2/13/2013
	36,582	(6)			38.00	2/14/2012
	34,046	(7)			41.00	2/8/2011
	16,568	(8)			39.00	2/10/2010
	54,549	(9)			31.00	2/4/2009
	15,562	(10)			35.00	2/5/2008
Mr. Coppola			39,700	(1)	50.60	2/8/2017
			41,204	(2)	46.00	2/2/2016
			46,895	(3)	38.00	2/10/2015
	17,697	(4)			41.25	2/12/2014
	26,965	(5)			24.50	2/13/2013
	15,801	(6)			38.00	2/14/2012
	12,779	(7)			41.00	2/8/2011
	6,038	(8)			39.00	2/10/2010
	5,568	(10)			35.00	2/5/2008
Mr. Ropp			48,024	(1)	50.60	2/8/2017
			49,304	(2)	46.00	2/2/2016
			56,274	(3)	38.00	2/10/2015
	47,127	(4)			41.25	2/12/2014
	28,122	(5)			24.50	2/13/2013
	11,670	(6)			38.00	2/14/2012
	10,416	(7)			41.00	2/8/2011
	5,101	(8)			39.00	2/10/2010
	3,525	(9)			31.00	2/4/2009
Mr. Sandker			43,221	(1)	50.60	2/8/2017
			46,487	(2)	46.00	2/2/2016
			54,142	(3)	38.00	2/10/2015
	47,913	(4)			41.25	2/12/2014

(1)	Stock-settled stock appreciation rights that are not exercisable until February 8, 2010.

(2)	Stock-settled stock appreciation rights that are not exercisable until February 2, 2009.

(3)	Stock options that became exercisable on February 10, 2008.

(4)	Stock options that became exercisable on February 12, 2007.

(5)	Stock options that became exercisable on February 13, 2006.

(6)	Stock options that became exercisable on February 14, 2005.

(7)	Stock options that became exercisable on February 8, 2004.

(8)	Stock options that became exercisable on February 10, 2003.

(9)	Stock options that became exercisable on February 4, 2002.

(10)	Stock options that became exercisable on February 5, 2001.

Equity Plans

The awards shown in the “Outstanding Equity Awards at Fiscal Year-End” table are grants of options or, beginning in 2006, SSARs, granted under the 2005 plan or its predecessor, the 1995 plan. Options granted under either plan have similar terms.

The 2005 plan provides for stock option, SSAR, restricted stock and cash incentive awards. Dover reserved a maximum aggregate of 20,000,000 shares of common stock for issuance under the 2005 plan during its 10-year term. Of the shares authorized for issuance under the 2005 plan, only a maximum aggregate of 5% of the shares may be granted as restricted stock. Options granted under the 2005 plan may be either nonqualified stock options or incentive stock options within the meaning of Section 422 of the Internal Revenue Code. Grants and awards may be made by the compensation committee at any time or from time to time before January 31, 2015, provided that no incentive stock options may be granted after February 11, 2014.

No single recipient may be granted options and/or SSARs for more than 600,000 shares in any year. Options and SSARs have a term not exceeding ten years and become exercisable after not less than three years from their date of grant, except in special circumstances such as upon a change in control or a recipient’s death or permanent disability. Generally, stock options are not transferable, except that nonqualified options may be transferred to members of the holder’s immediate family (or a trust for the benefit of one or more of such family members), but any such transferred options cannot be further transferred by the transferee during the transferee’s lifetime. SSARs are not transferable except by bequest or inheritance.

The primary difference between options and SSARs is the method of exercise. To exercise an option, the holder must pay to Dover the exercise price and the withholding taxes triggered by the exercise. By contrast, the holder of a vested SSAR will only have to notify Dover of the SSAR exercise and specify the number of SSARs being exercised. The company will then calculate the gain measured by the difference between the exercise price and the fair market value of a share on the date of exercise, withhold the appropriate amount of tax, divide the remaining gain by the fair market value of a share on the date of exercise and deliver the resulting number of whole shares to the holder. Because of this issuance of a net number of shares, the number of shares issued upon exercise of SSARs will be less than upon exercise of stock options covering the same initial number of shares.

OPTION EXERCISES AND STOCK VESTED

	Option Awards
	Number of
	Shares Acquired	Value Realized
	on Exercise	on Exercise
Name	(#)	($)

Mr. Hoffman	10,000	258,700	(1)
Mr. Kuhbach	20,738	537,322	(2)
Mr. Coppola	6,915	98,954	(3)
Mr. Ropp	4,988	68,884	(4)
Mr. Sandker	80,860	1,396,497	(5)

(1)	Represents the exercise on July 30, 2007 of a stock option granted on February 13, 2003 for 10,000 shares at an exercise price of $24.50 per share. The closing price of Dover’s common stock on the NYSE on July 30, 2007 was $50.37. The “value realized on exercise” provided in the table represents the difference between the closing price on the exercise date and the exercise price multiplied by the number of shares underlying the option exercised.

(2)	Represents the exercise on February 5, 2007 of a stock option granted on February 6, 1997 for 20,738 shares at an exercise price of $24.72 per share. The closing price of Dover’s common stock on the NYSE on February 5, 2007 was $50.63.

(3)	Represents the exercise on October 29, 2007 of a stock option granted on February 4, 1999 for 6,915 shares at an exercise price of $31.00 per share. The closing price of Dover’s common stock on the NYSE on October 29, 2007 was $45.31.

(4)	Represents the exercise on April 27, 2007 of a stock option granted on February 5, 1998 for 4,988 shares at an exercise price of $35.00 per share. The closing price of Dover’s common stock on the NYSE on April 27, 2007 was $48.81.

(5)	Represents the exercise on February 13, 2007 of a stock option granted on February 13, 2003 for 38,939 shares at an exercise price of $24.50 per share and the exercise on May 7, 2007 of a stock option granted on February 10, 2000 for 4,997 shares at an exercise price of $39.00 per share, a stock option granted on February 8, 2001 for 16,561 shares at an exercise price of $41.00 per share and a stock option granted on February 14, 2002 for 20,363 share at an exercise price of $38.00 per share. The closing price of Dover’s common stock on the NYSE on February 13, 2007 and May 7, 2007 was $50.41 and $48.55, respectively.

PENSION BENEFITS

				Present Value of
		Number of Years	Normal	Accumulated	Payments during
		Credited Service	Retirement Age	Benefit	last fiscal year
Name	Plan name	(#)(1)	(#)	($)(2)	(3)

Mr. Hoffman	Pension Plan	8	65	172,515	Not Offered
	SERP	16.6 (actual + prior service credit)	62 with 10 years service	7,119,693	Not Offered
Mr. Kuhbach	Pension Plan	15	65	352,331	Not Offered
	SERP	19.8 (actual + prior service credit)	62 with 10 years service	3,676,006	Not Offered
Mr. Coppola	SERP	19.0 (actual + prior service credit)	62 with 10 years service	3,390,001	Not Offered
Mr. Ropp	Pension Plan	10	65	258,656	Not Offered
	SERP	16.5 (actual + prior service credit)	62 with 10 years service	4,303,657	Not Offered
Mr. Sandker	Pension Plan	35(4)	65	781,762	Not Offered
	SERP	30(5) (actual)	62 with 10 years service	5,016,296	Not Offered

(1)	Messrs. Hoffman, Kuhbach, Coppola and Ropp are eligible for prior service credit of 5.8, 5.1, 6.5 and 6.8 years, respectively. The increase in present value of benefits due to their prior service credit is: Hoffman: $2,616,461; Kuhbach: $1,104,313; Coppola: $1,310,499; and Ropp: $2,517,939.

(2)	This amount was earned by the named executive officers over their years of service.

(3)	Dover’s pension plan and SERP do not allow distributions to participants while employed at Dover.

(4)	Limited to 35 years under the provisions of the plan.

(5)	Limited to 30 years under the provisions of the plan.

Pension Plan

Dover maintains a tax-qualified defined benefit plan covering certain employees of Dover and its US subsidiaries who are US citizens and tax residents, and have completed one year of employment. A number of Dover operating companies and one segment subsidiary do not participate in the pension plan. Generally, a participant vests in qualified pension benefits after he or she has completed five years of employment or, if earlier, upon reaching normal retirement age, which, for purposes of the pension plan, is age 65.

Benefits under the pension plan are based generally upon the participant’s years of credited service (up to a maximum of 35 years) and his or her final average compensation, which is the highest 60 consecutive months of compensation out of the participant’s last 120 months of employment. Compensation for pension plan purposes includes only base pay, annual bonus, commissions, overtime, holiday pay, vacation pay and certain amounts contributed by employees to benefit plans, and excludes any value related to any equity or cash awards under the 2005 plan or its predecessor plan, expense reimbursements, payments from or Dover contributions to benefit plans, sign-on, stay or retention bonuses, severance pay, or special allowance or premium pay with respect to employment outside the United States. Compensation is limited to the annual statutory limit for tax-qualified pension plans ($225,000 for 2007). A participant who remains in service after his or her normal retirement age continues to accrue benefits under the pension plan.

All named executive officers who participate in the pension plan have become vested in their pension plan benefits and are eligible, upon termination of employment, to begin receiving benefits before normal retirement age, subject to a reduction in the amount of benefits paid. Alternatively, they may defer payments of benefits until normal retirement age. Various forms of payment may be elected, including annuities or lump sum payments. All benefits earned under the pension plan are subtracted from benefits payable under the SERP. The present value of pension benefits in the Pension Benefits Table was calculated based on the assumption that all executives would receive a single lump sum payment immediately upon retirement at the later of current age or age 65.

SERP

Dover also maintains the SERP, which is an unfunded nonqualified plan that provides enhanced retirement benefits. Eligibility for, and vesting of, SERP benefits occur when an employee has been granted an equity or cash incentive award in each of five years (not necessarily consecutive) under either the 2005 plan or its predecessor plan and has received a written designation by the chief executive officer of Dover as an actual participant.

A participant’s SERP benefits are determined based on the participant’s years of actual service plus prior service credit (limited to a combined maximum of 30 years) multiplied by 2% of the participant’s final average compensation, which is the highest 60 consecutive months of compensation out of the participant’s last 120 months of employment. If the participant is vested in his or her SERP benefits and elects to have payment of benefits begin prior to normal retirement age, the amount above will be reduced by an early retirement reduction factor, based on the participant’s age and service at termination. In calculating the amount of SERP benefits payable, all company provided benefits paid or accrued under all other qualified and nonqualified plans sponsored by Dover, are subtracted from the potential amount of benefits resulting from the SERP formula described above. This includes all benefits under the pension plan and the employer-paid portion of social security but excludes employee contributions to the 401(k) plan or the deferred compensation plan and earnings attributable to such contributions.

Compensation for SERP purposes is the same as that under the pension plan, except that the statutory limitation with respect to the amount of compensation that can be considered under a tax-qualified plan does not apply.

Normal retirement age for purposes of the SERP is 65. However, a participant who has at least 10 years of service may retire at age 62 without applying the early retirement reduction factors to his or her benefits. All named executive officers are eligible to receive unreduced early retirement benefits if they retire or terminate employment after attaining age 62.

Participants who were at least age forty on their first birthday following their date of hire (or the acquisition of their employer) by a Dover company and received an equity or cash incentive award under the 2005 plan or its predecessor plan within 24 months thereafter are considered “mid-career hires”. These participants are eligible to receive years of prior service credit equal to one-fourth of the number of years that have elapsed from the participant’s twenty-fifth birthday to the date he or she was hired (or acquired) by a Dover company (“prior service credit”). Mid-career hires who were hired after December 31, 2004, may receive prior service credit only if Dover’s chief executive officer approves such prior service credit before the participant is designated as an actual participant in the SERP. The prior service credit for such mid-career hires will be phased in over four years and will count towards the calculation of the participant’s benefits but not towards the years of service criteria for early retirement without penalty.

SERP benefits that have a present value of $500,000 or less will be paid in a single lump sum payment within 30 days of termination of employment (or six months following termination, if the employee is a “specified employee,” as defined in Section 409A). If the present value of a SERP benefit exceeds $500,000, 75% of the present value of the benefit will be paid as a lump sum at the termination of employment or retirement (or six months following termination, if the employee is a “specified employee,” as defined in Section 409A) with the remainder paid in five annual installments commencing one year after the termination of employment, subject to the participant’s ability to elect to delay the timing of distributions in certain circumstances.

SERP participants who, as of December 31, 2004, were age 55 and whose actual service and prior service credit totaled at least 10 years are considered grandfathered participants and have additional flexibility regarding receipt of the portion of their SERP benefit accrued through December 31, 2004 based on the provisions of the SERP in effect at that time. All named executive officers are entitled to a grandfathered SERP benefit. Among other options, these SERP benefits may be rolled over to the deferred compensation plan if an election under both the SERP and the deferred compensation plan is made at least one year in advance of termination of employment or retirement. In addition, the grandfathered SERP benefit will not be subject to the six month delay for any executive who is a “specified employee” as described above. The present value of SERP benefits in the Pension Benefits Table was calculated based on the assumption that all executives would receive a single lump sum payment immediately upon retirement at the later of current age or age 62.

NONQUALIFIED DEFERRED COMPENSATION

		Executive	Registrant	Aggregate	Aggregate	Aggregate
		contributions	contributions	earnings	withdrawals/	balance at
		in last FY	in last FY	in last FY	distributions	last FYE
Name	Plan Name	($)(1)	($)	($)	($)	($)

Mr. Hoffman	Deferred Compensation Plan	124,167	0	45,967	0	686,514
Mr. Kuhbach	Deferred Compensation Plan	0	0	216,217	0	1,506,788
Mr. Coppola	Deferred Compensation Plan	0	0	0	0	0
Mr. Ropp	Deferred Compensation Plan	343,542	0	52,829	0	1,274,738
Mr. Sandker	Deferred Compensation Plan	2,305,250	0	506,873	0	4,787,546

(1)	All amounts shown in this column are included in the amounts shown in the Summary Compensation Table for the respective officers for 2007. All amounts that were deferred by these officers in 2006 are also included in the amounts shown in the Summary Compensation Table for 2006.

Deferred Compensation Plan

Dover maintains an unfunded nonqualified plan for the purpose of making available to a select group of management or highly compensated employees of Dover and its subsidiaries the option to defer receipt of current compensation. All of the named executive officers are eligible to participate in this plan. Participants may defer receipt of up to 50% of salary and 100% of any bonus or cash performance program payouts which the participant may become entitled to receive.

Employees eligible for the deferred compensation plan are key management or highly compensated employees on a US payroll of Dover or a subsidiary who are selected by the deferred compensation plan’s administrative committee and who meet the following requirements:

•	are expected to have a combination of annual salary and bonus in excess of the compensation limits applicable to tax-qualified pension plans for the year ($225,000 for 2007); and

•	are currently participating in or, if newly hired or promoted, are expected to be granted in the next calendar year an equity or cash incentive award under the 2005 plan.

Each year by November 30th, participants can elect to defer salary that would otherwise be paid during the next calendar year and to defer any bonus or cash performance payment that may be paid in the second calendar year following the election. All such deferral elections are irrevocable. Dover may also make discretionary contributions on behalf of participants but has never done so and does not currently expect to do so.

Participants are offered certain investment options and can choose how they wish to allocate their deferrals among those investment options. Although participants do not own shares in the investment options selected, their accounts are credited with the net returns of the investment options they selected and in which their deferrals are deemed to be invested. Participants are 100% vested in all amounts deferred, and any earnings and losses on such deferred amounts. If there are any company contributions, they will be vested as determined by the deferred compensation plan’s administrative committee.

Dover has established a non-qualified grantor trust, with a bank as the trustee thereof, to hold certain amounts deferred under the deferred compensation plan. These amounts are considered general assets of Dover and are available to Dover’s creditors in the event of Dover’s insolvency. Amounts held in the trust are invested by the trustee using various investment vehicles including the purchase of insurance contracts on the lives of certain participants.

A participant may elect the timing and form for the payment of benefits, provided that account balances of $50,000 or less will be distributed in a lump sum. Generally, a participant will receive disbursements of deferred amounts only on account of retirement, disability or any other termination of service, or at a scheduled in-service withdrawal date chosen by the participant. Retirement, for purposes of the deferred compensation plan, is deemed to occur when the participant reaches age 65 or completes 10 years of service and reaches age 55. Distributions triggered by retirement may be deferred but not later than age 70. Upon retirement or disability or scheduled-in-service withdrawals, distributions of a participant’s account may be made in annual installments over a specified number of years or in a single lump sum. Under Section 409A, the payment date of deferred compensation earned on and after January 1, 2005 will be delayed for six months for any executive who is a “specified employee” (as described above).

For amounts deferred as of December 31, 2004, as adjusted for earnings and losses, the participant is also entitled to on-demand in-service distributions, subject to a 10% forfeiture of the amount of distribution requested. Any participant who has a grandfathered amount in the SERP may also elect to have that amount rolled over to the deferred compensation plan, and have such amount distributed in accordance with the distribution dates allowable under the deferred compensation plan. In addition, distributions on account of hardship, as determined in the deferred compensation plan’s administrative committee’s discretion, are permitted.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

The discussion and tables below describe the payments to which each of the named executive officers would be entitled in the event of termination of such executive’s employment or a change in control.

As discussed elsewhere in this proxy statement, Dover companies do not enter into employment contracts with their executives and do not have a general severance policy applicable to all employees. Accordingly, the named executive officers are entitled to benefits upon termination of their employment only as provided for in previously granted options, SSARs and cash incentive grants under the 2005 plan (including its predecessor plan), other benefits plans and in double-trigger change in control agreements.

409A Limitations.  In compliance with Internal Revenue Code Section 409A, an executive who is a “specified employee” (one of the 50 most highly compensated employees of the company) at the time of termination of employment may not receive a payment of any compensation that is determined to be subject to Internal Revenue Code Section 409A until six months after his or her departure from Dover (including, but not limited to, certain benefit payments on voluntary or involuntary termination, SERP benefits other than grandfathered SERP benefits, and 409A deferred compensation plan benefits).

Payments Made Upon Termination (Without a Change in Control)

Payments Made Upon Voluntary or Involuntary (Not for Cause) Termination.  A named executive officer whose employment terminates as a result of voluntary departure or involuntary termination other than for cause:

•	will be entitled to payment of cash performance awards for which the performance period had been completed but payout had not yet occurred;

•	will be entitled to exercise vested stock options or SSARs until the end of three months following the date of termination or any earlier expiration of the award;

•	will receive a single lump sum payment of amounts accrued and vested in the deferred compensation plan and SERP (except the grandfathered SERP benefit will be distributed as described above); and

•	will forfeit cash performance awards for which the performance period has not been completed and unexercisable stock options and SSARs and unvested restricted stock awards.

Payments Made Upon Termination for Cause.  A named executive officer whose employment is terminated by Dover for cause will forfeit all outstanding cash and equity awards, whether or not vested or exercisable. The executive will receive a payment of amounts deferred and accrued in the deferred compensation plan and all amounts vested in the SERP as described in the applicable plan description above.

Payments Made Upon Normal Retirement.  A named executive officer who retires at the normal retirement age under the applicable plan:

•	will be entitled to receive on the normal payout date the payout of any previously-granted cash performance award that would have been earned had he continued to be a Dover employee through the payout date;

•	will continue to vest in options and SSARs held as of the retirement date and may exercise them after vesting until the earlier of their expiration date or the end of the 60 month period following retirement; and

•	will be entitled to receive payment of amounts deferred and accrued in the deferred compensation plan and amounts vested in the SERP in accordance with the terms of those plans and the officer’s elections thereunder.

Under the 2005 plan, normal retirement is defined as retirement at age 62. For the definitions of normal retirement under each of the deferred compensation plan, SERP and pension plan, see the applicable plan description above.

Payments made Upon Early Retirement.  Early retirement is defined in each of the deferred compensation plan, the SERP and the pension plan as described in the applicable plan description above. With respect to awards under the 2005 plan, early retirement is defined as termination for any reason other than normal retirement, death, disability or cause, under one of the following circumstances:

•	the executive has at least 10 years of service with a Dover company and the sum of his or her age and years of service on the date of termination equals at least 65 (the “Rule of 65”) and the executive voluntarily terminates employment on at least 6 months’ notice;

•	the executive has at least 15 years of service with a Dover company and the sum of his or her age and years of service on the date of termination equals at least 70 (the “Rule of 70”) and the executive voluntarily terminates employment on at least 6 months’ notice; or

•	the executive’s employment is terminated because the company or line of business in which he or she is employed is sold and the executive remains employed through the closing date of the sale (“sale of a company”).

A named executive officer who takes early retirement (as defined in the applicable plan):

•	will be entitled to receive payment of amounts deferred and accrued in the deferred compensation plan and amounts vested in the SERP in accordance with the terms of the plans and the officer’s elections thereunder;

•	will be entitled to have his options and SSARs continue to vest and be exercisable for a period of 24 months, 36 months or 12 months following the date of early retirement under the Rule of 65, the Rule of 70 or sale of a company, respectively; (however, note that (1) an executive who is eligible to retire under the Rule of 65 or the Rule of 70 and who retires upon the sale of a company will be entitled to have his options and SSARs continue to vest and be exercisable in accordance with the Rule of 65 or Rule of 70 treatment, as the case may be, and (2) options and SSARs can never be exercised after the expiration of their 10-year term); and

•	subject to the discretion of Dover’s chief executive officer, on the regular payout date, may receive all, some or none of the remaining payouts of cash performance awards outstanding on the date of early retirement under the Rule of 65 or the Rule of 70 (all outstanding cash performance awards are canceled under early retirement upon the sale of a company).

Any person taking early retirement under the 2005 plan and not waiving the benefits of early retirement is deemed to have expressly agreed not to compete with Dover or any Dover company at which he or she was employed within the three years immediately prior to termination, in the geographic area in which Dover or the Dover company actively carried on business at the end of the participant’s employment, for the period during which early retirement affords the participant enhanced benefits. These periods are:

•	with respect to stock options or SSARs, the additional period allowed the participant for the exercise of options or SSARs outstanding at termination of employment, as described above; and

•	with respect to cash performance awards, the period until payment is made following the end of the last applicable performance period.

If the participant fails to comply with the non-compete provision, the early retirement is automatically rescinded and the participant forfeits the enhanced benefits referred to above and must return to Dover the economic value previously realized by reason of such benefits.

Payments Made Upon Disability or Death.  A named executive officer who dies or becomes permanently disabled (or, if he has died, his beneficiary or estate):

•	will be entitled to receive on the normal payout date a portion of each cash performance payout that he would have earned had he continued to be a Dover employee through the payout or distribution date; such portion is determined by multiplying the full payout amount by a fraction, the numerator of which is the number of months the executive was employed during the performance measurement period and the denominator of which is the total number of months in that period;

•	will become immediately vested in any unvested options or SSARs and all options and SSARs may be exercised until the earlier of their expiration date or the end of the 60 month period following the executive’s death or disability; and

•	will be entitled to receive payment of all amounts deferred and accrued in the deferred compensation plan and all amounts vested in the pension plan and the SERP in accordance with the terms of those plans and his elections thereunder.

The table below shows the aggregate amount of potential payments and other benefits that each named executive officer (or his beneficiary or estate) would have been entitled to receive if his employment had terminated (other than as a result of a change in control) on December 31, 2007. The amounts shown assume that termination was effective as of December 31, 2007, include amounts earned through such time and are estimates of the amounts which could have been paid out to the executives upon their termination at that time. The actual amounts to be paid out can only be determined at the time of each executive’s separation from Dover. Annual bonuses are discretionary and are therefore omitted from the tables. As of December 31, 2007, only Messrs. Coppola and Ropp were eligible for normal retirement (as defined in the applicable plans), only Messrs. Hoffman and Kuhbach were eligible for early retirement under the Rule of 65 and only Mr. Sandker was eligible for early retirement under the Rule of 70.

								Early
	Voluntary					Early		Retirement
	Termination					Retirement		(separation
	or Involuntary					under		from service)
	Not for Cause		For Cause	Normal		Rule of 65 or		Upon Sale of
	Termination		Termination	Retirement		Rule of 70		Company		Death		Disability
	($)		($)	($)		($)		($)		($)		($)

Mr. Hoffman
Cash performance award	1,124,334	(1)	0	n/a		1,622,334	(2)	n/a		1,629,128	(3)	1,629,128	(3)
Stock options/SSARs	2,333,397	(4)	0	n/a		3,929,618	(5)	n/a		3,929,618	(6)	3,929,618	(6)
Retirement plan payments(7)	7,918,461		7,918,461	n/a		7,918,461		n/a		7,918,461		7,918,461
Deferred comp plan(8)	686,514		686,514	n/a		686,514		n/a		686,514		686,514
Health and welfare benefits(9)	0		0	n/a		0		n/a		1,000,000		0
Total:	12,062,700		8,604,975	n/a		14,156,921		n/a		15,163,721		14,163,721

Mr. Kuhbach
Cash performance award	292,042	(1)	0	n/a		420,862	(2)	n/a		422,381	(3)	422,381	(3)
Stock options/SSARs	3,214,758	(4)	0	n/a		3,629,355	(5)	n/a		3,629,355	(6)	3,629,355	(6)
Retirement plan payments(7)	4,220,924		4,220,924	n/a		4,220,924		n/a		4,220,924		4,220,924
Deferred comp plan(8)	1,506,788		1,506,788	n/a		1,506,788		n/a		1,506,788		1,506,788
Health and welfare benefits(9)	0		0	n/a		0		n/a		1,000,000		0
Total:	9,311,925		5,727,712	n/a		9,777,928		n/a		10,779,448		9,779,448

Mr. Coppola
Cash performance award	2,000,000	(1)	0	2,976,050	(10)	n/a		2,000,000	(11)	2,483,300	(3)	2,483,300	(3)
Stock options/SSARs	965,262	(4)	0	1,348,350	(12)	n/a		1,348,350	(13)	1,348,350	(6)	1,348,350	(6)
Retirement plan payments(7)	3,390,001		3,390,001	3,390,001		n/a		3,390,001		3,390,001		3,390,001
Deferred comp plan(8)	0		0	0		n/a		0		0		0
Health and welfare benefits(9)	0		0	0		n/a		0		1,000,000		0
Total:	6,355,263		3,390,001	7,714,401		n/a		6,738,351		8,221,651		7,221,651

Mr. Ropp
Cash performance award	1,596,849	(1)	0	2,771,349	(10)	n/a		1,596,849	(11)	2,177,349	(3)	2,177,349	(3)
Stock options/SSARs	1,072,035	(4)	0	1,531,729	(12)	n/a		1,531,729	(13)	1,531,729	(6)	1,531,729	(6)
Retirement plan payments(7)	4,573,616		4,573,616	4,573,616		n/a		4,573,616		4,573,616		4,573,616
Deferred comp plan(8)	1,274,738		1,274,738	1,274,738		n/a		1,274,738		1,274,738		1,274,738
Health and welfare benefits(9)	0		0	0		n/a		0		1,000,000		0
Total:	8,517,238		5,848,354	10,151,432		n/a		8,976,932		10,557,432		9,557,432

Mr. Sandker
Cash performance award	1,835,201	(1)	0	n/a		2,369,801	(2)	1,835,201	(11)	2,373,851	(3)	2,373,851	(3)
Stock options/SSARs	231,899	(4)	0	n/a		674,092	(13)	674,092	(13)	674,092	(6)	674,092	(6)
Retirement plan payments(7)	6,176,234		6,176,234	n/a		6,176,234		6,176,234		6,176,234		6,176,234
Deferred comp plan(8)	4,787,546		4,787,546	n/a		4,787,546		4,787,546		4,787,546		4,787,546
Health and welfare benefits(9)	0		0	n/a		0		0		1,000,000		0
Total:	13,030,880		10,963,780	n/a		14,554,423		13,473,073		15,011,723		14,011,723

(1)	This amount was earned as of December 31, 2007, for the completed three-year performance period 2005-2007. Except for a termination “for cause,” none of the termination events in this table would have any effect on the payout of this amount. This amount was paid to the executive officer in February 2008 (see Summary Compensation Table).

(2)	This amount includes the payout described in note (1) for the performance period 2005-2007, plus an assumed payout in February 2009 on the cash performance award made in February 2006 for the three-year performance period 2006-2008. This calculation assumes (1) that the compensation committee approves for Mr. Hoffman, and the chief executive officer approves for Messrs. Kuhbach and Sandker, a payout for the 2006-2008 performance period, but not for the 2007-2009 performance period; and (2) that the payout for the three-year performance period 2006-2008 is paid in February 2009 at the 100% level of the grant awarded in February 2006.

(3)	This amount includes the payout described in note (1) for the performance period 2005-2007, plus prorated payouts at the 100% level of the other two cash performance awards outstanding at the time of the executive’s death or disability, paid on the regular payout dates following the executive’s death or disability.

(4)	This amount reflects the value of outstanding vested options and SSARs as of December 31, 2007, which is the difference between the closing price of $46.09 per share of Dover Common Stock on December 31, 2007, and the exercise price of each option and SSAR award multiplied by the number of shares covered by such award. All such vested options and SSARs would continue to be exercisable for up to three months following the executive’s voluntary or involuntary (not for cause) termination.

(5)	This amount reflects the value of vested options and SSARs as of December 31, 2007, as described in note (4) and the value of unvested options and SSARs that would vest within 24 months following the executive’s retirement, valued in the same manner.

(6)	This amount reflects the value of all vested and unvested options and SSARs. All unvested options and SSARs immediately vest and become exercisable upon the executive’s death or disability.

(7)	These amounts reflect benefits accrued under the SERP and pension plan as of December 31, 2007; no increase in such benefits would result from the termination event.

(8)	These amounts reflect compensation deferred by the executive and earnings accrued thereon under the plan as of December 31, 2007; no increase in such benefits would result from the termination event.

(9)	In the event of accidental death, life insurance proceeds of $1,000,000 would be payable. Dover’s disability plan provides a benefit of $15,000 per month, but this is offset by Dover provided retirement benefits. In the event of disability of these named executive officers, it is assumed that they would elect retirement benefits that completely offset this disability benefit.

(10)	This amount includes the payout described in note (1) for the performance period 2005-2007, plus payouts on the cash performance awards made in February 2006 and 2007 for the three-year performance periods 2006-2008 and 2007-2009, respectively. This calculation assumes (1) that the chief executive officer exercises his discretion to approve payouts for the 2006-2008 and 2007-2009 performance periods and (2) payouts of 100% of the base amounts of the February 2006 and 2007 awards.

(11)	This amount is the payout described in note (1) for the completed three-year performance period 2005-2007. All other outstanding cash performance awards are cancelled upon an executive’s early retirement upon the sale of a company.

(12)	This amount reflects the value of vested options and SSARs as of December 31, 2007, as described in note (4), plus the value of unvested options and SSARs that would vest within 60 months following the executive’s retirement, valued in the same manner.

(13)	This amount reflects the value of vested options and SSARs as of December 31, 2007, as described in note (4), plus in the case of Messrs. Coppola and Ropp who are eligible for normal retirement, the value of unvested options and SSARs that would vest within 60 months following the executive’s retirement, or, in the case of Mr. Sandker who is eligible for retirement under the rule of 70, the value of unvested options and SSARs that would vest within 36 months following the executive’s retirement, in each case valued as indicated in note (4).

Potential Payments in Connection with a Change in Control (Without Termination)

As discussed below, the payment of severance benefits following a change in control is subject to a double-trigger — that is, such benefits are payable only upon certain specified termination events following a change in control. However, rights of an executive under the 2005 plan, the deferred compensation plan, the pension plan, the SERP and other incentive and benefit plans are governed by the terms of those plans and typically are effected by the change in control event itself, even if the executive continues to be employed by Dover following the change in control.

Under the 2005 plan, upon a change in control, all outstanding options and SSARs will immediately become exercisable in accordance with the terms of the appropriate stock option or SSAR agreement. All outstanding cash performance awards immediately vest and become immediately due and payable. The performance measurement period of all cash performance awards outstanding terminates on the last day of the month prior to the month in which the change in control occurs. The participant is entitled to a cash payment, the amount of which is determined in accordance with the plan and the relevant cash performance award agreement, which is then pro rated based on the portion of the performance measurement period that the participant completed prior to the change in control.

Each person granted an option, SSAR, restricted stock or cash performance award is deemed to agree, and each person who accepts a change in control agreement agrees, that upon a tender or exchange offer, proxy solicitation or other action seeking to effect a change in control of Dover, he or she will not voluntarily terminate employment with Dover or other Dover company employer and, unless terminated by Dover or such Dover company, will continue to render services to Dover or such Dover company until the person seeking to effect a change in control of Dover has abandoned, terminated or succeeded in such person’s efforts to effect the change in control.

Under the SERP, upon a change in control, each participant will become entitled to receive the actuarial value of the participant’s benefit accrued through the date of the change in control within five days after the change in control occurs. Under the deferred compensation plan, at least 30 days before the date the change in control is expected to occur, Dover is required to contribute to the grantor trust holding certain amounts deferred under the plan an amount equal to (a) two times the annual average total deferrals made to the plan during the prior three years, plus (b) 125% of the amount by which the value of all participants’ accounts in the plan as of 30 days prior to the expected date of the change in control exceeds the liquidated value of the assets then held in the trust. Amounts deferred under the plan will continue to accrue any earnings and will be payable in accordance with the elections made by the executive officer.

The following table shows the aggregate potential equity values and potential payments under plans to which each of the named executive officers would have been entitled upon a change in control on December 31, 2007. The deferred compensation plan amounts reflect a 5% forfeiture for accelerated payout as required by law.

	Stock Options/	Cash Performance	SERP and Pension	Deferred
	SSARs	Awards	Plan	Compensation Plan
Named Executive Officer	($)	($)	($)	($)

Mr. Hoffman	3,929,618	1,600,895	7,918,461	652,188
Mr. Kuhbach	3,629,355	415,098	4,220,924	1,431,449
Mr. Coppola	1,348,350	2,456,188	3,390,001	0
Mr. Ropp	1,531,729	2,144,724	4,573,616	1,211,001
Mr. Sandker	674,092	2,343,814	6,176,234	4,548,169

Potential Payments Upon Termination Following a Change in Control

Dover has double-trigger change in control agreements with each of its named executive officers and certain other executive officers which are designed to encourage each officer to continue to carry out his or her duties with Dover in the event of a change in control of Dover. Each of these agreements requires a “double-trigger,” meaning that a change in control alone does not give the named executive officer any right to terminate his employment and receive severance benefits. However, a change in control can result in increased payments if it is followed by the executive officer resigning for good reason or by Dover terminating the executive officer other than for cause.

Under the change in control agreements, if an executive employee is terminated by Dover for any reason other than “cause,” death or “disability” or the executive resigns for “good reason” (as such terms are defined in the agreement) within 18 months after a change in control, the executive is entitled to severance benefits, payable in a lump sum in cash (the “lump sum amount”), equal to the sum of:

•	three times the executive’s base salary immediately prior to the date of termination or, if higher, immediately prior to the first occurrence or circumstance constituting good reason; and

•	three times the average annual bonus earned by the executive for the three fiscal years ending immediately prior to the fiscal year in which the termination date occurred, or if higher, immediately prior to the fiscal year in which the change in control occurred.

In addition, the executive is entitled to the life, accident and health insurance plans that Dover provided prior to the change in control (or equivalent benefits), at no direct cost to the executive, for a period of three years from the date of termination, and indemnification of the executive for any costs incurred in any litigation or arbitration by any person in connection with the enforcement or interpretation of the change in control agreement, plus pre-judgment interest on any judgment with respect thereto.

For purposes of these agreements, a “change in control” occurs when:

•	a person becomes the beneficial owner of 20% or more of Dover’s outstanding common stock or the combined voting power of outstanding securities, excluding any shares of stock acquired from Dover or its affiliates;

•	existing members of the board of directors or persons whose appointment or election by the board or nomination for election by the shareholders was approved or recommended by a vote of at least two-thirds of the incumbent directors whose appointment, election or nomination was previously so approved or recommended, cease to constitute a majority of the board of directors;

•	there is a merger or other business combination of Dover or its affiliates, except where the outstanding voting stock of Dover constitutes at least 50% of the combined voting power of the surviving entity, or the merger was effected to implement a recapitalization of Dover where no person becomes a beneficial owner of 20% or more of Dover common stock or the combined voting power of outstanding shares; or

•	Dover’s shareholders approve a plan of complete liquidation, dissolution or sale of substantially all of its assets, other than when the sale of assets is to an entity in which 50% or more of the voting power is owned by the former shareholders of Dover.

For purposes of the agreements, “good reason” means when one of the following occurs without the executive’s consent after a change in control:

•	any substantial diminution in the position or authority of the executive which is inconsistent with the executive’s then current position or authority;

•	any reduction of the executive’s base salary or incentive compensation;

•	any requirement by Dover that the executive relocate his or her primary office or location to any office or location more than 30 miles away from the location at which the executive was based prior to the change in control (except for required travel on business to an extent substantially consistent with business travel obligations immediately prior to the change in control);

•	termination or material and adverse change to the executive’s benefit, compensation or material fringe benefit plans in which the executive participated immediately prior to the change in control, or failure to provide the executive with vacation time to which he or she was entitled;

•	failure to pay any portion or any installment of the executive’s current or deferred compensation within five days after payment of such compensation is due;

•	any purported termination of employment not effected pursuant to a written notice of termination; or

•	failure by any successor of Dover to expressly adopt the change in control agreement described above.

For purposes of the agreements, “cause” means the executive’s willful and continual failure to perform the executive’s duties, other than as the result of physical or mental incapacity or disability (as defined in the agreement) after 20 days’ notice thereof, or the executive’s willful conduct materially and demonstrably injurious to Dover. A determination of cause requires the agreement of 75% of the members of the board of directors at a meeting called for such purpose with reasonable notice to the executive and at which the executive is given reasonable opportunity for the executive and his or her representative to be heard.

Upon a change in control, an executive who is party to a change in control agreement may be subject to a 20% excise tax under Section 280G of the Internal Revenue Code to the extent that the executive receives an “excess parachute payment.” Section 280G imposes a 20% excise tax on, and limits the tax deductibility of, certain compensatory payments made by Dover to or for the benefit of certain executives who are “disqualified individuals” within the meaning of Section 280G, if such payments are contingent upon a change in the ownership or effective control of a corporation or in the ownership of a substantial portion of the assets, and the payments equal or exceed a safe harbor amount equal to 2.999 times the compensation paid to such executive and reported on Form W-2 during a base period equal to the five year period preceding the change of control or a shorter period if the executive has been employed less than five years. If payments deemed to be contingent on the change in control equal or exceed the safe harbor, payments which exceed one times the individual’s base amount are treated as “excess parachute payments” and are subject to the 20% excise tax and are not deductible by Dover. Under the change in control agreements, Dover has agreed to reimburse the executive for all excise taxes that are imposed on the executive under Section 280G with respect to the cash lump sum amount described above (depending on certain factors involved in the calculation of such taxes) and any income or excise taxes that are payable by the executive as a result of Dover’s reimbursement of such Section 280G excise taxes. Dover does not provide any such reimbursement for any excise taxes under Section 280G on other payments that might be treated as subject to the 20% excise tax and Section 280G, including the acceleration of the payment of cash performance awards, SERP benefits, or acceleration of vesting of SSARs, stock options or restricted stock.

The following table shows the potential payments and other benefits that each of the named executive officers would have been entitled to receive under the change in control agreements upon involuntary or good reason termination following a change in control on December 31, 2007.

	Lump Sum	Health and Welfare	280G Tax
Named Executive Officer	Amount ($)	Benefits ($)	gross-up ($)	Total ($)(1)

Mr. Hoffman	9,000,000	44,694	3,558,800	12,603,494
Mr. Kuhbach	3,240,000	60,626	1,057,769	4,358,395
Mr. Coppola	3,145,000	70,597	0	3,215,597
Mr. Ropp	4,600,000	43,482	1,737,769	6,381,251
Mr. Sandker	3,425,000	33,137	1,054,208	4,512,345

(1)	For additional potential amounts payable upon a change in control under Dover’s employee benefit plans, whether or not there is a termination of employment, see the table on page 45.

OTHER MATTERS

Management does not know of any other business to be taken up at the Meeting. If, however, any other business properly comes before the Meeting or any adjournments thereof, the persons named as proxies will vote the shares covered by a proxy in accordance with their best judgment on such matters to the extent permitted by, and in accordance with, applicable corporate, securities and other laws.

Shareholder Proposals for 2009 Annual Meeting

In order for shareholder proposals to be included in Dover’s proxy statement for the 2009 Annual Meeting, they must be received by Dover at its principal executive offices, 280 Park Avenue, New York, NY 10017, by November 18, 2008. All other shareholder proposals, including nominations for directors, in order to be voted on at the 2009 Annual Meeting, must be received by Dover not earlier than December 2, 2008, and not later than January 1, 2009 being, respectively, 150 days and 120 days prior to the date of the first anniversary of the 2008 Annual Meeting of Shareholders.

Dated: March 18, 2008

By authority of the board of directors,

JOSEPH W. SCHMIDT
Secretary

Appendix A

DOVER CORPORATION
EXECUTIVE OFFICER ANNUAL INCENTIVE PLAN

1. Purpose.  The purposes of the Dover Corporation Executive Officer Annual Incentive Plan (the “Plan”) are to provide annual incentive compensation to designated executive officers of Dover Corporation (the “Company”) based on the achievement of established performance goals, to encourage such executive officers to remain in the employ of the Company, to assist the Company in attracting and motivating new executive officers and to qualify the incentive payments awarded under the Plan (the “Awards”) as qualified “performance-based compensation” so that all payments under the Plan shall be deductible in accordance with Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”).

2. Eligibility.  The Compensation Committee of the Board of Directors of the Company (the “Committee”) shall each year determine the Executive Officers of the Company eligible to participate in the Plan (the “Participants”). For purposes hereof, “Executive Officers” shall mean the Chief Executive Officer of the Company and each executive of the Company or an Affiliate of the Company who reports directly to the Chief Executive Officer of the Company or who is an “executive officer” of the Company within the meaning of Rule 3b-7 under the Securities Exchange Act of 1934. As used herein, “Affiliate” shall mean (i) any entity that, directly or indirectly, is controlled by or under common control with the Company and (ii) any entity in which the Company has a significant equity interest, in either case as determined by the Committee.

3. Performance Periods.  Each performance period for purposes of the Plan shall have a duration of one calendar year, commencing January 1 and ending the next December 31.

4. Administration.  The Committee shall have the full power and authority to administer and interpret the Plan and to establish rules for its administration. Such power and authority shall include proration or adjustment of awards in the case of retirement, termination, changes in base salary, dismissal, death and other conditions as appropriate; provided, however, that the discretion granted above with respect to an Award earned by a Participant who is a “covered employee” within the meaning of Section 162(m) of the Code (a “Covered Employee”) may be used by the Committee only to reduce or eliminate such Award.

5. Performance Goals.  On or before the 90th day of each Performance Period, the Committee shall establish in writing one or more performance goals and criteria for the Performance Period. The performance criteria shall in all instances be determined on the basis of Dover Corporation net income, earnings per share and/or return on investment with respect to Participants employed by the Company and operating earnings and/or return on investment with respect to Participants employed by an Affiliate, in each case as reflected in the Company’s audited financial statements for the relevant Performance Period.

6. Incentive Payout Calculation.  As soon as practicable after the end of each Performance Period, the Committee will certify in writing the Company’s attainment of the financial performance goals and criteria established for such Performance Period pursuant to Section 5 and will calculate the possible payout of incentive awards for each Participant.

7. Reduction of Calculated Payouts.  The Committee shall have the power and authority to reduce or eliminate for any reason the payout calculated pursuant to Section 6 that would otherwise be payable to a Participant based on the established target Award and payout schedule.

8. Payouts.  After calculation of incentive payouts pursuant to Section 6 and any reduction or elimination thereof pursuant to Section 7, the Committee shall certify the amount of the payout to each Participant under the Plan for the Performance Period. In no event shall the payout under the Plan to any Participant for any Performance Period exceed one-half percent (.5%) of the Dover

A-1

Corporation net income for the relevant Performance Period. Payment of the Award determined in accordance with the Plan for each Performance Period shall be made to a Participant in cash.

9.	Miscellaneous Provisions.

(a) The Board of Directors of the Company shall have the right to suspend or terminate the Plan at any time and may amend or modify the Plan with respect to future Performance Periods prior to the beginning of any Performance Period, provided that no such amendment or modification which is expected to materially increase benefits payable to Covered Employees who are Participants under the Plan shall be made unless such measures as the Committee deems necessary for the increased benefit to be deductible pursuant to Section 162(m) of the Code have been taken.

(b) Nothing contained in the Plan or any agreement related hereto shall affect or be construed as affecting the terms of the employment of any Participant except as specifically provided herein or therein. Nothing contained in the Plan or any agreement related hereto shall impose or be construed as imposing any obligation on (i) the Company or any Affiliate to continue the employment of any Participant or (ii) any Participant to remain in the employ of the Company or any Affiliate.

(c) No person shall have any claim to be granted an Award under the Plan and there is no obligation of uniformity of treatment of eligible employees under the Plan. Awards under the Plan may not be assigned or alienated.

(d) The Company or Affiliate, as applicable, shall have the right to deduct from any Award to be paid under the Plan any federal, state or local taxes required by law to be withheld with respect to such payment.

(e) If any provision of the Plan would cause the Awards granted to a Covered Employee not to be qualified “performance-based compensation” under Section 162(m), that provision, insofar as it pertains to such Covered Employee shall be severed from, and shall be deemed not to be a part of, the Plan, but the other provisions hereof shall remain in full force and effect.

10. Adoption.  The Plan shall become effective as of January 1, 1998, subject to approval by the stockholders of the Company.

A-2

PROXY	PROXY	PROXY
DOVER CORPORATION
PROXY SOLICITED BY BOARD OF DIRECTORS FOR ANNUAL MEETING, MAY 1, 2008.
     The undersigned hereby appoints Ronald L. Hoffman, Robert G. Kuhbach, Joseph W. Schmidt and Ivonne M. Cabrera, or any of them, as the undersigned’s proxy or proxies, with full power of substitution, to vote all shares of Common Stock of Dover Corporation which the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held in Aurora, Ohio, on May 1, 2008 at 1:00 P.M., local time, and any adjournments thereof, as fully as the undersigned could if personally present, upon the proposals set forth on the reverse side hereof, revoking any proxy or proxies heretofore given. For participants in the Company’s Retirement Savings Plan, this proxy will govern the voting of stock held for the account of the undersigned in the Plan.
IMPORTANT—You have the option of voting your shares by returning the enclosed proxy card, voting via internet or by using a toll-free telephone number. On the reverse side of this proxy card are instructions on how to vote via the internet or by telephone. If you vote by either of these methods your vote will be recorded as if you mailed in your proxy card. If you vote by returning this proxy card, you must sign and date this proxy on the reverse side.
THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE SPECIFICATIONS MADE ON THE REVERSE SIDE, BUT IF NO CHOICES ARE INDICATED, THIS PROXY WILL BE VOTED FOR ALL NOMINEES LISTED ON THE REVERSE SIDE, FOR PROPOSAL 2, AGAINST PROPOSALS 3 AND 4, AND FOR PROPOSAL 5.

PROXY		DOVER CORPORATION		PROXY	Please
Mark Here
The Board of Directors recommends a vote FOR					for Address
each director under Item 1.					Change or
Comments
1.	Election of Directors—	For	Against	Abstain	SEE REVERSE SIDE
Nominees:
(1A) D. H. Benson
(1B) R. W. Cremin
(1C) T. J. Derosa
(1D) J-P. M. Ergas
(1E) P. T. Francis
(1F) K. C. Graham
(1G) R. L. Hoffman
(1H) J. L. Koley
(1I) R. K. Lochridge
(1J) B. G. Rethore
(1K) M. B. Stubbs
(1L) M. A. Winston.
The Board of Directors recommends a vote FOR Items 2 and 5.

2.	To re-approve the Executive Officer Annual Incentive Plan and the performance goals set forth therein.	For	Against	Abstain
The Board of Directors recommends a vote AGAINST Item 3 and 4.

3.	A shareholder proposal regarding a sustainability report.	For	Against	Abstain

4.	A shareholder proposal regarding a climate change report.	For	Against	Abstain

5.	To transact such other business as may properly come before the meeting.	For	Against	Abstain
Signature                                          Signature                                           Date                     , 2008
Please sign exactly as your name or names appear above. For joint accounts, each owner should sign. When signing as executor, administrator, attorney, trustee or guardian, etc., please give your full title.

FOLD AND DETACH HERE
WE ENCOURAGE YOU TO TAKE ADVANTAGE OF INTERNET OR TELEPHONE VOTING,
BOTH ARE AVAILABLE 24 HOURS A DAY, 7 DAYS A WEEK.
Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to annual meeting day.
Your internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

INTERNET		TELEPHONE
http://www.proxyvoting.com/dov Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.	OR	1-866-540-5760 Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.

If you vote your proxy by internet or telephone, you do NOT need to mail back your proxy card. To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.
You can view the Annual Report and Proxy Statement
on the Internet at http://bnymellon.mobular.net/bnymellon/dov